Inflation Guard Annuity Prospectus

PREVIOUSLY ISSUED CONTRACTS

May 1, 2018

SINGLE PAYMENT MODIFIED GUARANTEE DEFERRED ANNUITY

NON-PARTICIPATING

CONTRACT VALUE INTERESTS

Guaranteed as described herein by

MANULIFE FINANCIAL CORPORATION

This Prospectus describes Inflation Guard, a single payment modified guarantee deferred annuity contract with market value adjustment interests (“Market Value Adjustment”) (individually, a “Contract” and, collectively, the “Contracts”). Inflation Guard was issued and offered by John Hancock Life Insurance Company (U.S.A.) (“John Hancock USA”) in all jurisdictions except New York. Unless otherwise specified, “we,” “us,” “our,” or “Company” refers to John Hancock USA. This Prospectus also describes the subordinated guarantee by Manulife Financial Corporation (“MFC”) of obligations of John Hancock USA under a Contract (the “MFC Subordinated Guarantee”). MFC is our parent company. Our wholly-owned subsidiary, John Hancock Distributors, LLC (“JH Distributors”), acts as the sole principal underwriter for all Contracts sold under this Registration Statement.

The Company offered both individual deferred annuity contracts and certificates issued under a group deferred annuity contract. We use the term “Contract” to describe both an individual contract and a certificate under a group contract that evidences a participating interest in the group contract. As used in this Prospectus, “you” refers to the Owner of a Contract (the person or entity entitled to ownership rights). Effective October 7, 2011, the Contracts are no longer offered for sale.

Because of the Market Value Adjustment provision of the Contract, you bear the investment risk that the Guaranteed Margins offered by us at the time of withdrawal or at annuitization may be higher than the Guaranteed Margins applied to the Contract with the result that the amount you receive upon withdrawal or annuitization may be reduced by the Market Value Adjustment and may be less than your original investment in the Contract. There are other risks associated with the Contract as well. See “II. Overview – Risk Factors” on page 9 of this Prospectus and “IV. Charges, Deductions and Adjustments – Adjustments and Charges upon Withdrawals.”

The Contracts are not deposits or obligations of, or insured, guaranteed or endorsed by any bank, the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other agency. Please read this Prospectus carefully and keep it for future reference. It contains information about the Contract and the MFC Subordinated Guarantee.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits with, or obligations of, or guaranteed or endorsed by, any bank or any affiliate thereof, and are not insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)

Annuities Service Center	Mailing Address
30 Dan Road – Suite 55444	P.O. Box 55444
Canton, MA 02021-2809	Boston, MA 02205-5444
(800) 344-1029	www.jhannuities.com

(The information contained in, or accessible through, John Hancock USA’s website is not incorporated by reference into this Prospectus.)

i

About This Prospectus and Inflation Guard

This Prospectus describes both individual deferred annuity contracts and group deferred annuity contracts. For a group contract, the document we issue to each Owner, which summarizes the Owner’s rights and benefits under the group contract, is called a “Certificate.” We use the term “Contract” to describe both an individual contract and a Certificate under a group contract that evidences a participating interest in that group contract.

In this Prospectus, unless otherwise specified or the context otherwise requires, references to “John Hancock USA,” “we,” “our,” “ours,” “us” or “the Company” refers to John Hancock Life Insurance Company (U.S.A.) and references to “MFC” refer to Manulife Financial Corporation. Unless otherwise specified, all dollar amounts contained in this Prospectus are expressed in U.S. dollars, references to “dollars” or “$” are to U.S. dollars and all references to “Cdn$” are to Canadian dollars. MFC prepares its consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”), which differs from U.S. generally accepted accounting principles (“U.S. GAAP”). With the adoption of IFRS in 2011, MFC is no longer required to reconcile its annual financial results to U.S. GAAP in its consolidated financial statements. MFC’s consolidated financial statements incorporated by reference in this Prospectus and in the documents incorporated by reference in this Prospectus may not be comparable to financial statements prepared in accordance with U.S. GAAP.

John Hancock USA has been a subsidiary of MFC for financial reporting purposes since September 1999 and, as a consequence, John Hancock USA has been, and will continue to be, included in the consolidated financial statements of MFC in reports filed by MFC with the U.S. Securities and Exchange Commission (the “SEC”) since that date. John Hancock USA’s principal executive offices are located at 601 Congress Street, Boston, Massachusetts 02210. You may call us at (800) 344-1029. MFC’s principal executive offices are located at 200 Bloor Street East, Toronto ON, Canada M4W 1E5. You may call MFC at (416) 926-3000.

Inflation Guard was issued and offered by John Hancock USA (the “Company”) in all jurisdictions except New York. MFC is John Hancock USA’s parent company. The Company filed this Prospectus as part of a joint registration statement with MFC relating to the Contracts that the Company issued and the MFC Subordinated Guarantee. This Prospectus, together with the documents incorporated by reference herein, describes information about both the Contracts and the MFC Subordinated Guarantee.

The Contract is designed to provide retirement income pursuant to either nonqualified retirement plans or plans qualifying for special income tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”). The Contract provides for the daily crediting of interest (subject to Market Value Adjustment on early withdrawals and annuitization) on the amount we hold under the Contract for you at any given time (the “Account Value”). The Company declares the interest rate it will use throughout the first year of each Term (a “Term” is a period of time you select on the application), and may declare different first year rates from time to time for new Terms, or Terms of different durations (the “Declared Interest Rate”). For each remaining year in any Term, the Company will determine a rate on specified anniversaries to be used during the current year based, in part, on historical changes of the All Items Consumer Price Index for All Urban Consumers for the U.S. City Average (“CPI-U”). We refer to this rate as the “Indexed Crediting Rate.” The U.S. Department of Labor publishes the CPI-U monthly, but such monthly changes will not be reflected in a current Indexed Crediting Rate. The interest we will credit to your Account Value is never “linked” so as to directly correspond with any currently published CPI-U percentage.

•	You made a single “Purchase Payment” for the Contract (an amount that you paid to us to purchase a Contract).

•	The minimum Purchase Payment depended on the Term you selected, but in no event was less than $25,000.

•	The maximum Purchase Payment (without our prior approval) is $1,000,000.

•	You may not make additional Purchase Payments for a Contract.

•	You designated the Term to which we allocated your Purchase Payment.

•	Regardless of the annual changes in the CPI-U, the Indexed Crediting Rate will never fall below 0% (the “Floor Rate”) nor be greater than a Rate Cap. The Rate Cap will be set no lower than 5%.

•	You select a method under your Contract for receiving payments upon annuitization (an “Annuity Option”) or an alternate form of settlement acceptable to us.

There are risks associated with the Contract. These risks include liquidity risks, risk that the Indexed Crediting Rate could be as low as the Floor Rate, risk that the CPI-U and the way the CPI-U is calculated may change, risk that the change in CPI-U may not be the same rate of inflation that individual consumers may experience, risk that inflation and the change in CPI-U may exceed the contract Rate Cap, risk that we may substitute the CPI-U with another index, and Company and guarantor solvency risks. Withdrawal charges and Market Value Adjustments may apply for as long as you own the Contract because we assess a withdrawal charge and impose Market Value Adjustments if you make a withdrawal from the Contract before the end of any Term then in effect.

Because of the Market Value Adjustment provision of the Contract, you bear the investment risk that the Guaranteed Margins offered by us at the time of withdrawal or at annuitization may be higher than the Guaranteed Margins applied to the Contract with the result that the amount you receive upon withdrawal or annuitization may be reduced by the Market Value Adjustment and may be less than your original investment in the Contract. See “II. Overview – Risk Factors” and “IV. Charges, Deductions and Adjustments – Adjustments and Charges upon Withdrawals.”

The MFC Subordinated Guarantee does not relieve the Company of any obligations under the Contracts. Therefore, the MFC Subordinated Guarantee is in addition to all of the rights and benefits that the Contracts otherwise provide.

Your ability to enforce civil liabilities related to the MFC Subordinated Guarantee under U.S. securities laws may be affected adversely by the fact that MFC is organized under the laws of Canada, most of its officers and directors and some of the experts named in this Prospectus are residents of Canada, and a substantial portion of MFC’s assets are located outside the United States.

You should be aware that owning these securities may have tax consequences both in the United States and Canada (and possibly other countries). This Prospectus and any applicable Prospectus supplement may not describe these tax consequences fully. You should read the tax discussion contained in this Prospectus and in any applicable Prospectus supplement and consult with your own tax advisor with respect to your own particular circumstances.

You should rely on the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus supplement and on the other information included in the registration statement of which this Prospectus forms a part. We have not authorized anyone to provide you with different or additional information. We did not make an offer of the securities covered by this Prospectus in any jurisdiction where the offer was not permitted by law. You should not assume that the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus supplement is accurate as of any date other than the date on the front of this Prospectus or any applicable Prospectus supplement, as the case may be.

There is no market through which these securities may be sold and purchasers may not be able to resell securities purchased under this Prospectus.

You should read this Prospectus together with the additional information described under the heading “Where You Can Find More Information.” This Prospectus does not contain all of the information contained in the registration statements, certain items of which are contained in other parts of and in exhibits to the registration statements. You should refer to the registration statements and the exhibits to the registration statements for further information with respect to us, the Contracts and the MFC Subordinated Guarantee.

I. Glossary of Special Terms

Account Value: The amount we hold under the Contract for you at any given time. On the Contract Date, the Account Value was equal to the Purchase Payment.

Annuitant: Any individual person or persons whose life is used to determine the duration of Annuity Payments involving life contingencies. The Annuitant is as designated on the specifications page of the Contract, unless you change it prior to the Maturity Date.

Annuity Option: The method selected by you from the available options for Annuity Payments paid by us.

Annuity Payment(s): Periodic payment(s) by us to you or your Payee, which generally commence on or after the Maturity Date and are in accordance with the Annuity Option elected under the terms of the Contract.

Annuities Service Center: Any office designated by us for the receipt of Payment and processing of Owner requests. The mailing address of our Annuities Service Center is listed on the cover of this Prospectus.

Beneficiary: The person, persons or entity to whom specified benefits are payable following the death of an Owner, or if the Owner is a non-natural person, following the death of an Annuitant.

Certificate: For a group contract, the document we issued to each Owner which summarizes the Owner’s rights and benefits under the group contract.

Contingent Beneficiary: The person, persons or entity who becomes the Beneficiary if the Primary Beneficiary is not alive when a benefit is due and payable.

Contract: For an individual contract, the individual annuity Contract. For a group contract, the Certificate evidencing a participating interest in the group annuity contract. Any reference in this Prospectus to “Contract” shall, in the case of a group contract, refer to the Certificates unless the context otherwise requires the underlying group annuity contract.

Contract Anniversary: For an individual Contract, the anniversary of the Contract which is twelve consecutive months from the Contract Date and each year thereafter. For a Contract issued under a group contract in the form of a Certificate, the anniversary of the date we issued the Certificate.

Contract Date: In the case of an individual Contract, the date we issued the Contract as designated on the Contract specifications page. In the case of a Contract issued under a group contract in the form of a Certificate, the effective date of participation under the group contract as designated on the initial Certificate specifications page.

Contract Value Interests: Amounts guaranteed by MFC, as described in “VI. Description of MFC Subordinated Guarantee.”

Contract Year: The period of time measured twelve consecutive months from the Contract Date, or any Contract Anniversary thereafter.

Code: The U.S. Internal Revenue Code of 1986, as amended.

CPI MVA Separate Account: A non-registered separate account that we established within the General Account and in which we hold reserves for our guarantees under the Contract. Our other General Account assets are also available to meet the guarantees under the Contract and our other general obligations. The assets of the CPI MVA Separate Account are subject to the liabilities that arise out of the other business that we conduct. Your Contract may refer to the separate account either as the CPI MVA Separate Account or as the MVA Separate Account.

CPI-U: The All Items Consumer Price Index for All Urban Consumers for the U.S. City Average published monthly by the Department of Labor. It reflects spending patterns of almost all residents of urban or metropolitan areas. If this index is discontinued or if the calculation is changed substantially the Company may substitute a comparable index.

Due Proof of Death: We require Due Proof of Death upon the death of the Owner or Annuitant, as applicable. Any one of the following constitutes Due Proof of Death when received at our Annuities Service Center:

(a)	a certified copy of a death certificate;

(b)	a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

(c)	any other proof satisfactory to us.

Declared Interest Rate: The interest credited on any given day at a rate that, if compounded daily for one year, would equal the rate we declare for the first year of any selected Term under the terms of the Contract, as shown on the specifications page of the Contract.

Fixed Annuity: An Annuity Option with periodic payments which are predetermined and guaranteed as to dollar amount.

Floor Rate: The minimum rate of interest the Company will credit to the Contract regardless of the year-over-year movement in the CPI-U. The Floor Rate appears on the cover page of this Prospectus.

Free Withdrawal Amount: An amount that may be withdrawn from the Account Value without being subject to withdrawal charges or a Market Value Adjustment. See “IV. Charges, Deductions and Adjustments – Free Withdrawal Amount.”

General Account: All of the Company’s assets other than the assets in segregated asset accounts which are maintained as “insulated” separate accounts under applicable law.

Gross Withdrawal Amount: The amount deducted from the Account Value for a full or partial withdrawal. For a full withdrawal, such amount is the Account Value. For a partial withdrawal, it is the amount you request plus any applicable withdrawal charge, adjusted by any applicable Market Value Adjustment.

Group Holder: In the case of a group annuity contract, the person, persons or entity to whom we issued the group contract.

Guaranteed Margin: A rate that is used to determine the Indexed Crediting Rate and the Market Value Adjustment factor. The Guaranteed Margin remains constant for the Term. This rate is shown on the specifications page of the Contract.

Index: The price index used for determining the Indexed Crediting Rate, which is currently the All Items Consumer Price Index for All Urban Consumers (“CPI-U”) for the U.S. City Average. This Index is published monthly and reflects spending patterns of almost all residents of urban or metropolitan areas. We may substitute a comparable index, subject to approval by the Interstate Insurance Product Regulation Commission, if the CPI-U is discontinued or if its calculation is changed substantially.

Indexed Crediting Rate: The crediting rate that is based on annual changes in the CPI-U, adjusted by the Guaranteed Margin. This rate will never be less than the Floor Rate or greater than the Rate Cap. See Appendix A: “How Interest is Credited.”

Initial Term: The period of time that you selected on the application form, beginning on the Contract Date. The Initial Term continues for the period shown on the specifications page of the Contract.

Market Value Adjustment: An adjustment we make to amounts (other than Free Withdrawal Amounts) that are withdrawn or annuitized on any date other than during the period 30 days after the expiration of the Term. The Market Value Adjustment may increase or decrease the amount available for withdrawal or annuitization.

Maturity Date: The date on which Annuity Payments are scheduled to commence. It is the date specified on the Contract specifications page, unless you change it.

Nonqualified Contracts: Contracts which were not issued under Qualified Plans.

Owner or Contract Owner: In the case of an individual Contract, the person, persons or entity entitled to the ownership rights under the Contract. In the case of a Contract issued under a group contract in the form of a Certificate, the person, persons or entity named in the Certificate who is entitled to all of the ownership rights under the group contract not expressly reserved to the group contract holder. The Owner is as designated on the Contract, unless you change it.

Payee: The person, person(s) or entity you designate to whom Annuity Payments are to be made.

Payment or Purchase Payment: An amount you paid to us that we accepted as consideration for the benefits provided by the Contract.

Qualified Contracts: Contracts issued under Qualified Plans.

Qualified Plans: Retirement plans which receive favorable tax treatment under sections 401, 403, 408, 408A or 457 of the Code.

Rate Cap: The maximum Indexed Crediting Rate the Company will credit to the Contract regardless of the year-over-year movement in the CPI-U.

Subsequent Term: A period of time beginning on the day following expiry of the immediately preceding Term.

Spouse: Any person recognized as a “spouse” in the state where the couple was legally married. The term does not include a party to a registered domestic partnership, civil union, or other similar formal relationship recognized under state law that is not denominated as a marriage under that state’s law.

Term: The Initial Term or a Subsequent Term.

II. Overview

This overview tells you some key points you should know about the Contract. Because this is an overview, it does not contain all the information that may be important to you. You should read carefully this entire Prospectus, including its Appendices, for more detailed information.

Insurance laws and regulations apply to us in every state in which our contracts were sold. As a result, a Contract purchased in one state may have terms and conditions that vary from the terms and conditions of a Contract purchased in a different jurisdiction. We disclose all material features and benefits of the Contracts in this Prospectus.

What kind of Contract is described in this Prospectus?

The Contract is a single payment modified guarantee deferred annuity contract subject to a market value adjustment on early withdrawals. It provides for the accumulation of the Account Value and the payment of annuity benefits on a fixed basis.

Under the Contract, you make a Purchase Payment to us, you select a Term, and we credit interest for the Term. The Term you select at Contract issue is your “Initial Term;” any Term you select thereafter is a “Subsequent Term.” At the end of any Term, you can choose:

•	to start a Subsequent Term (up to a maximum “Maturity Date” – the date on which annuity benefits are scheduled to commence),

•	to start “Annuity Payments” under an Annuity Option (see “III. Description of the Contract – Annuity Options”), or

•	to receive your Account Value.

We issued your Contract on the “Contract Date,” and the period of time measured 12 consecutive months from the Contract Date is a “Contract Year.” The first day of any Contract Year is the “Contract Anniversary.”

EXAMPLE: Assume you are 55 when you purchase the Contract, you do not take withdrawals, and we make 5-Year and 6-Year Terms available until you are 70:

→ Age 55 – You purchase a Contract and elect an Initial 5-Year Term. We credit interest during the first Contract Year of the Term at the then current Declared Interest Rate. We credit interest during the second Contract Year at the Indexed Crediting Rate that we calculate on the first Contract Anniversary. We credit interest during each remaining Contract Year in the Initial Term at the then current Indexed Crediting Rate we calculate on each Contract Anniversary until the end of the Initial Term.

→ Age 60 – You renew for a Subsequent 6-Year Term. We credit interest during the first Contract Year of the Term at the then current Declared Interest Rate. We credit interest during each remaining Contract Year in this Subsequent Term at the then current Indexed Crediting Rate we calculate on each Contract Anniversary until the end of this Subsequent Term.

→ Age 66 – You renew for a Subsequent 5-Year Term. We credit interest during the first Contract Year of the Term at the then current Declared Interest Rate. We credit interest during each remaining Contract Year in this Subsequent Term at the then current Indexed Crediting Rate we calculate on each Contract Anniversary until the end of this Subsequent Term.

→ Age 71 – You elect to begin Annuity Payments.

We may assess a withdrawal charge and make a Market Value Adjustment to your Account Value if you elect to start Annuity Payments or receive your Account Value outside of a 30-day period at the end of a Term, which is the first 30 days of the next Subsequent Term (please see “IV. Charges, Deductions and Adjustments – Adjustments and Charges upon Withdrawal”).

This Prospectus describes both individual deferred annuity Contracts and participating interests in group deferred annuity Contracts. For information on eligible groups, see “III. Description of the Contract – Eligible Groups For Group Annuity Contract.”

•	Participation in a group Contract is separately accounted for by the issuance of a Certificate evidencing the Owner’s interest under the Contract.

•	Ownership of an individual Contract is evidenced by the issuance of an individual annuity Contract.

In this Prospectus, we refer to both the Certificate and the individual annuity Contract as the “Contract.”

Retirement Plans. We may have issued the Contract pursuant to either nonqualified retirement plans or plans qualifying for special income tax treatment under the Code (“Qualified Plans”). Qualified Plans include individual retirement accounts (“IRAs”) and annuities (including Roth IRAs), pension and profit-sharing plans for corporations and sole proprietorships/partnerships (“H.R. 10” and “Keogh” plans), tax-sheltered annuities, and state and local government deferred compensation plans. If you purchased a Contract for use in connection with a Qualified Plan (a “Qualified Contract”), you should consider that:

•	we do not separately account for any part of the Purchase Payment, Account Value or an Annuity Payment as attributable to both a Roth account and a non-Roth account, even if permitted in your Qualified Plan.

•	any transfer of Account Value from a Contract used to fund a non-Roth account to a Roth account permitted in your Qualified Plan (or from a Contract used to fund a Roth account to a non-Roth account) may incur withdrawal charges and be subject to a Market Value Adjustment.

Please see “VII. Federal Tax Matters – Qualified Retirement Plans” for additional information about Qualified Plans.

Can I invest more money in the Contract?

We use the term Purchase Payment to refer to the investment you made in the Contract. The minimum and maximum Purchase Payments are stated on the first page of this Prospectus. We allocated your Purchase Payment to the Term you designated.

We do not accept additional Purchase Payments for a Contract.

Prior to the Maturity Date and at our option, we may cancel a Contract if the Account Value is less than $5,000. This cancellation privilege may vary in certain states to comply with the requirements of their insurance laws and regulations (see “III. Description of the Contract – Purchase Payment”). If we cancel your Contract, we will not apply a Market Value Adjustment factor or withdrawal charges (see “IV. Charges, Deductions and Adjustments”). The amount paid to you may be subject to income tax and to a 10% penalty tax. (See “VII. Federal Tax Matters” for a more detailed discussion.)

How does my Account Value grow?

Terms. When you purchased a Contract, you elect a single Initial Term. At the end of an Initial Term, you may elect a single Subsequent Term from among those we make available at that time. We may offer up to ten different Terms under the Contract – one year through ten years – for you to choose, but we may not make all of these Terms available at all times or through all authorized distributors of the Contracts. We may establish different minimum Purchase Payments for different Terms and may change the minimum Purchase Payment requirements from time to time. We do not expect to offer Terms of over ten years.

Crediting Rates. For the first year of any Term, we determine, in our sole discretion, the interest rate that we will credit for the first year of any Term (the “Declared Interest Rate.”)

For the second and any subsequent year of any Term, we apply the “Indexed Crediting Rate.” The Indexed Crediting Rate will be determined based on:

•	the annual changes in the All Items Consumer Price Index for All Urban Consumers for the U.S. City Average (published monthly by the Department of Labor, the “CPI-U”) as determined three months prior to the Contract Anniversary; adjusted by

•	a rate that we will determine, in our sole discretion, for the Indexed Crediting Rate and the Market Value Adjustment factor (the “Guaranteed Margin”). The Guaranteed Margin is guaranteed by us for the duration of the Term and, under certain market conditions, could be a negative value. (Please see “IV. Charges, Deductions and Adjustments – Adjustments and Charges upon Withdrawals,” for a discussion of the impact of the Guaranteed Margin on the Market Value Adjustment factor.)

As illustrated by the example below, the Indexed Crediting Rate may change annually based on the CPI-U, but the Guaranteed Margin will remain constant throughout the Term. The Crediting Rate is subject to a Rate Cap set in this example to 8%, and to a Floor Rate of 0%.

Inflation Guard

Assume you have invested $100,000 and elected a 10-Year Term and your Declared Interest Rate is 3.25%.

	Year	Change in CPI-U	Guaranteed Margin	Crediting Rate	Account Value (at each Contract Anniversary)
Declared Interest Rate (applicable to first year only)	1	N/A	N/A	3.25%	$103,250
Indexed Crediting Rate (the percentage change in CPI-U plus the Guaranteed Margin – applicable to the second and any subsequent years)	2	1.50%	0.20%	1.70%	$105,005
	3	-0.10%	0.20%	0.10%	$105,110
	4	0.50%	0.20%	0.70%	$105,846
	5	-1.20%	0.20%	0.00%	$105,846
	6	2.30%	0.20%	2.50%	$108,492
	7	10.23%	0.20%	8.00%	$117,171
	8	2.20%	0.20%	2.40%	$119,983
	9	7.95%	0.20%	8.00%	$129,582
	10	2.80%	0.20%	3.00%	$133,470

How We Set the Declared Interest Rate and the Guaranteed Margin. We considered various factors in setting the Declared Interest Rate and the Guaranteed Margin, including investment returns available at the time that we issued the Contract, sales commissions, administrative expenses, regulatory and tax requirements, general economic trends, and competitive factors. In addition, the Declared Interest Rate and the Guaranteed Margin may have depended on the Term and Purchase Payment amount that you chose. In general, a Term with a longer duration may have a higher Declared Interest Rate and Guaranteed Margin.

The CPI-U percentages are only one part of the total crediting rate formula. We use the prior year’s change in the CPI-U, as a percentage, to help calculate the interest we credit to your Account Value in the current year. The interest we credit to your Account Value is never “linked” so as to directly correspond with any currently published CPI-U percentage.

Regardless of the annual changes in the CPI-U, the Indexed Crediting Rate will never be less than a minimum floor amount of 0% (the “Floor Rate”). For more detailed information on how interest is credited to your Contract, including the impact of Floor Rates and Rate Caps, see “III. Description of the Contract – Accumulation Provisions – Accumulation of Account Value,” and Appendix A: “How Interest is Credited.”

May I make withdrawals under the Contract?

Before the earlier of the Maturity Date or the death of a Contract Owner, you may withdraw all or a portion of your Account Value. You must withdraw an amount at least equal to $1,000, the minimum specified in the Contract. If a partial withdrawal (plus any applicable withdrawal charge and after giving effect to any Market Value Adjustment) reduces the Account Value to less than $5,000, the minimum specified in the Contract, we may treat the partial withdrawal as a total withdrawal.

What fees and charges do I pay under the Contract?

Withdrawal Charges. We will assess a withdrawal charge (contingent deferred sales charge) and a Market Value Adjustment against amounts withdrawn from the Contract prior to the Maturity Date. The withdrawal charge will never exceed 8% of your Account Value. The withdrawal charge period will never exceed the longest then-available Term. When you select your Term, you determine your withdrawal charge period. There is never a withdrawal charge with respect to certain Free Withdrawal Amounts (see “IV. Charges, Deductions and Adjustments – Free Withdrawal Amount”). A withdrawal may be subject to income tax and a 10% penalty tax (see “VII. Federal Tax Matters” for a more detailed discussion). The amount of the withdrawal charge and when it is assessed are discussed in greater detail in the “Fee Table” and “Withdrawal Charge” sections under “IV. Charges, Deductions and Adjustments,” and also in Appendix C: “Withdrawal Charge Schedule.”

Market Value Adjustment. We will adjust any amount withdrawn or annuitized prior to the end of either the Initial Term or a Subsequent Term by the Market Value Adjustment factor. The Market Value Adjustment factor, when it is assessed, and when it will not apply is discussed under “IV. Charges, Deductions and Adjustments” and Appendix B: “Example Of Market Value Adjustment Calculation.”

State Premium Taxes. State premium taxes may also apply to your Contract, which currently range from 0.04% to 3.50% of your Purchase Payment (see Appendix E: “State Premium Taxes”).

What are some benefits of the Contract?

Telephone and Electronic Transactions. You may request withdrawals by telephone. We may also permit you to access information through our website (see “III. Description of the Contract – Telephone and Electronic Transactions”).

Death Benefits. We will pay the death benefit to the “Beneficiary” if any Contract Owner dies before the Maturity Date. The death benefit equals the Account Value. If there is a surviving Contract Owner, that Contract Owner will be deemed to be the Beneficiary. No death benefit is payable on the death of any individual or persons whose life is used to determine the duration of Annuity Payments, the “Annuitant,” except that if any Contract Owner is not a natural person, we will treat the death of any Annuitant as the death of an Owner. We will determine the death benefit as of the date we receive written notice and proof of death (“Due Proof of Death”) and all required claim forms at our Annuities Service Center.

Annuity Payments. We offer a variety of “Fixed Annuities,” annuity options with payments, which are predetermined and guaranteed as to dollar amount. Periodic Annuity Payments will begin on the Maturity Date. You select the Maturity Date, frequency of payment and Annuity Option. We may extend the Maturity Date in certain situations if you do not select a Subsequent Term. See “III. Description of the Contract – Annuity Provisions.”

What is the tax status of the Contract?

Tax Deferral. The status of the Contract as an annuity generally allows all earnings under the Contract to be tax-deferred until withdrawn or until Annuity Payments begin (see “VII. Federal Tax Matters” for a more detailed discussion). In most cases, no income tax will have to be paid on your earnings under the Contract until these earnings are paid out. This tax-deferred treatment may be beneficial to you in building assets in a long-term investment program. A Contract purchased for any tax-qualified retirement plan, including an IRA, does not provide any additional tax deferred treatment of earnings beyond the treatment provided by the plan for a non-Roth account.

Risk Factors

There are various risks associated with an investment in the Contract that we summarize below.

Company/Guarantor Risk. Your Contract is issued by the Company and thus is backed by the Company’s financial strength. If the Company were to experience significant financial adversity, it is possible that the Company’s ability to pay interest and principal under the Contract could be impaired. Contract Value Interests (as defined in “VI. The MFC Subordinated Guarantee”) are subject to a subordinated guarantee by MFC. If MFC were to experience significant financial adversity, it is possible that MFC’s ability to carry out its obligations under the MFC Subordinated Guarantee could be impaired.

Risks Related to the MFC Subordinated Guarantee. The financial capacity of MFC to make timely payments under its subordinated guarantee (the “MFC Subordinated Guarantee”) of your interests in the Contract values (“Contract Value Interests”) may be adversely affected by a number of factors. Investors in the Contracts should review the factors discussed under the captions “Risk Factors” and “Caution Regarding Forward-Looking Statements” in MFC’s Annual Report on Form 6-K, dated March 17, 2017, under the captions “Risk Management,” “Risk Factors” and “Critical Accounting and Actuarial Policies” in MFC’s Management’s Discussion and Analysis for the year ended December 31, 2016, and in note 10 to MFC’s annual audited consolidated financial statements as at and for the year ended December 31, 2016, each filed as an exhibit to MFC’s Annual Report on Form 40-F, for the fiscal year ended December 31, 2016 (incorporated by reference in this Prospectus), similar sections in MFC’s subsequent filings that MFC incorporates by reference in this Prospectus, and other information about MFC included in this Prospectus. In addition, the MFC Subordinated Guarantee constitutes an unsecured obligation of MFC as guarantor, and is subordinated in right of payment to the prior payment in full of all other obligations of MFC, except for other guarantees or obligations of MFC which by their terms are designated as ranking equally in right of payment with or subordinate to the MFC Subordinated Guarantee of the Contract Value Interests, and effectively rank senior to MFC’s preferred and common shares. Consequently, in the event of MFC’s bankruptcy, liquidation, dissolution, winding-up or reorganization, or upon acceleration of any series of debt securities or other financial obligations due to an event of default thereunder also triggering payment obligations on other debt, MFC’s assets will be available to pay its obligations on the MFC Subordinated Guarantee only after all secured indebtedness and other indebtedness senior to the MFC Subordinated Guarantee has been paid in full. There may not be sufficient assets remaining to pay amounts due on all or any portion of the MFC Subordinated Guarantee. For more detailed information on the MFC Subordinated Guarantee, see “VI. The MFC Subordinated Guarantee – Description of the MFC Subordinated Guarantee.”

MFC’s Incorporation in Canada May Make it More Difficult for You to Enforce the MFC Subordinated Guarantee. Holders of Contracts may have more difficulty enforcing their rights under the MFC Subordinated Guarantee than would holders of contracts guaranteed by a corporation incorporated in a jurisdiction of the United States. Your ability to enforce civil liabilities related to the MFC Subordinated Guarantee under U.S. federal securities laws may be affected adversely by the fact that Manulife Financial Corporation is organized under the laws of Canada, most of its officers and directors and some of the experts named in this Prospectus are residents of Canada, and a substantial portion of their assets are located outside the United States. See “VI. The MFC Subordinated Guarantee – Enforcement of Judgments.”

Market Value Adjustment Risk. If you choose to withdraw your money or annuitize on any date other than the period 30 days after the expiration of the Term, and the Guaranteed Margin that we offer on a Term equal to the number of months remaining on the Term for new Contracts has risen above the Guaranteed Margin level when you selected your Term, we will impose a Market Value Adjustment. You do not participate directly in the investment experience of the assets that the Company holds to support the Contract. Nonetheless, the Market Value Adjustment formula (which is discussed below under the caption “Market Value Adjustment” and in Appendix B to this Prospectus) reflects the effect that prevailing Guaranteed Margins have on those assets. If you need to withdraw your money during a period in which prevailing Guaranteed Margins have risen above their level when you made your purchase, you will experience a “negative” Market Value Adjustment. When we impose this Market Value Adjustment, it could result in the loss of both the interest you have earned and a portion of your Purchase Payment. The Market Value Adjustment, alone or in combination with the applicable withdrawal charges, could result in your total withdrawal proceeds being less than your Purchase Payment. Thus, before you commit to a particular Term, you should consider carefully whether you have the ability to remain invested throughout the Term. In addition, we cannot, of course, assure you that the Contract will perform better than another investment that you might have made.

Risks Related to the Withdrawal Charge. We may impose withdrawal charges that range as high as 8%. If you anticipate needing to withdraw your money prior to the end of a Term, you should be prepared to pay the withdrawal charge that we will impose.

Because we assess a withdrawal charge if you take a withdrawal from the Contract before the end of your elected Term, and because you may elect Subsequent Terms upon the expiration of any Term, withdrawal charges will apply, according to the schedules that appear in “IV. Charges, Deductions and Adjustments – Fee Table” and in Appendix C, for as long as you own your Contract. See “IV. Charges, Deductions and Adjustments – Withdrawal Charge” for more detailed information.

Tax Consequences. You should be aware that owning these securities may have tax consequences both in the United States and Canada (and possibly other countries). You should read the tax discussion contained in “VII. Federal Tax Matters” and “VI. The MFC Subordinated Guarantee – Description of the MFC Subordinated Guarantee, and in any applicable Prospectus supplement. However, this Prospectus and any applicable Prospectus supplement may not describe these tax consequences fully, and therefore you should consult with your own tax professional with respect to your own particular circumstances.

Risks Related to the Indexed Crediting Rate. The Indexed Crediting Rate will be based upon the annual percentage change of the CPI-U, combined with the declared Guaranteed Margin for your current Term. The Indexed Crediting Rate could be as low as the Floor Rate and will never be greater than the Rate Cap established for the current Term. Changes in the CPI-U are a function of the changes in specified consumer prices over time, which result from the interaction of many factors over which we have no control. If the CPI-U declines or does not change, you bear the risk that you will only receive the Floor Rate of interest on your Purchase Payment. Under certain market conditions, the Guaranteed Margin may be a negative number. For example, this could occur when inflation and interest rate expectations are moving in opposite directions. You also bear the risk that sustained declines in the CPI-U may result in only the Floor Rate being credited to your Purchase Payment for a prolonged period.

The CPI-U itself and the way the CPI-U is calculated may change in the future. There can be no assurance that the Bureau of Labor Statistics of the U.S. Department of Labor will not change the method by which it calculates the CPI-U. In addition, changes in the way the CPI-U is calculated could reduce the level of the CPI-U and lower the interest payment with respect to the Indexed Crediting Rate. Accordingly, the amount of interest, if any, payable on the Contract, and therefore the value of the Contract, may be significantly reduced. If the CPI-U is discontinued or if its calculations are changed substantially, then we may substitute a comparable index (subject to the approval of the Interstate Insurance Product Regulation Commission or your state insurance department).

The Department of Labor’s Bureau of Labor Statistics may revise and republish prior published CPI-U historic rates. We will not revise any Indexed Crediting Rate to reflect any such revisions made by the Bureau of Labor Statistics.

Inflation and year-over-year CPI-U change may exceed our Rate Cap on the Indexed Crediting Rate. There can be no assurance that inflationary changes in specified consumer prices in any particular year will not be greater than the Rate Cap. In such event, your Contract credited interest earnings will not keep pace with inflation.

The historical levels of the CPI-U are not an indication of the future levels of the CPI-U during the Term of your Contract. In the past, the CPI-U has experienced periods of volatility, and such volatility will occur in the future. Fluctuations and trends in the CPI-U that have occurred in the past are not necessarily indicative, however, of fluctuations that will occur in the future.

III. Description of the Contract

Eligible Groups for Group Annuity Contract

We issued the group deferred annuity contract to fund plans qualifying for special income tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”). “Qualified Plans” include individual retirement accounts and annuities, pension and profit-sharing plans for corporations and sole proprietorships/partnerships (“H.R. 10” and “Keogh” plans), tax-sheltered annuities, and state and local government deferred compensation plans. If you are under a group contract used in connection with a Qualified Plan, you should consider that:

•	we do not separately account for any part of the Purchase Payment, Account Value or an Annuity Payment as attributable to both a Roth account and a non-Roth account, even if permitted in your Qualified Plan; and

•	any transfer of Account Value from a Contract used to fund a non-Roth account to a Roth account permitted in your Qualified Plan (or from a Contract used to fund a Roth account to a non-Roth account) may incur withdrawal charges and be subject to a Market Value Adjustment.

Please see “VII. Federal Tax Matters – Qualified Retirement Plans” for additional information about Qualified Plans.

The group deferred annuity contract is also designed for use with nonqualified retirement plans and such other groups (customers of certain financial institutions, trusteed or non-trusteed groups) as may be eligible under applicable law.

An eligible member of a group to which a Contract was issued became an Owner under the Contract by submitting a completed application, if required by us, and a minimum Purchase Payment. We issued a Certificate summarizing the rights and benefits of the Owner under the Contract.

All rights and privileges under the Contract may be exercised by each Owner as to such Owner’s interest unless expressly reserved to the person, persons or entity to whom we issued a group contract (the “Group Holder”). However, provisions of any plan in connection with which we issued the Contract may restrict an Owner’s ability to exercise such rights and privileges.

Accumulation Provisions

Purchase Payment

The minimum Purchase Payment for a Contract depends on the Term you selected, but in no event was less than $25,000. The maximum Purchase Payment without our prior approval is $1,000,000. We allocated the entire Purchase Payment to the Term which you selected (see “Initial Term” and “Subsequent Terms” below). We do not accept additional Purchase Payments for a Contract.

The Purchase Payment may have consisted of multiple components that we received on different dates if your purchase:

•	was part of a tax-free exchange pursuant to section 1035 of the Code (see “VII. Federal Tax Matters – Exchanges of Annuity Contracts” for a more detailed discussion); or

•	was a trustee-to-trustee transfer of Qualified Plan funds from either a non-Roth account or from a Roth account permitted under your plan, but not both. We did not knowingly permit a Contract to be issued if you wished to transfer funds for both Roth and non-Roth accounts permitted under your plan. (See “III. Description of the Contract – Eligible Groups For Group Annuity Contract.”)

If your Purchase Payment consisted of multiple components, your Term commenced on the date the first Purchase Payment component was received in good order (within 60 days of the receipt of your application). Any component received within 60 days of your application was applied to the same Term as the first component and interest accrued as of the date of receipt of each component. We reserved the right not to issue a Contract if the sum total of the payment components received was less than the minimum Purchase Payment stated on the cover page of this Prospectus. In the event a subsequent Purchase Payment component was not received by us within 60 days of the date of your application, we may have sought your instructions to establish the Contract without the missing Purchase Payment component or returned the subsequent Purchase Payment component to you or established a separate additional annuity Contract. Some or all of the subsequent Purchase Payment component may have been taxable if we returned it to you.

Initial Term. When you purchased a Contract, you elected your Initial Term.

Subsequent Terms. At the end of your Initial Term you may elect a Subsequent Term. You have a period of 30 days commencing with the expiration of a Term to elect in writing a Subsequent Term from among those that are available. At least 15 days, but not more than 45 days prior to that period, we provide you with written notice of the expiry of the Term. If you do not elect a Subsequent Term within the required period, we will select the shortest Term available for you. The effective date of the Subsequent Term will be the first day following the expiry of the immediately preceding Term. Your Account Value will not be subject to any Market Value Adjustment at the time it is applied to a Subsequent Term pursuant to this provision. Once the Subsequent Term has been in effect for 30 days, the Market Value Adjustment formula will be re-imposed for the duration of that Subsequent Term. (See “IV. Charges, Deductions and Adjustments – Adjustments and Charges upon Withdrawals.”)

We may offer as many as ten Terms, ranging from one year through ten years, in connection with the Contracts, but we may limit the number of Terms we make available at any time, or through any authorized distributor of the Contracts. All Terms may not be available through all authorized distributors of the Contracts. You will be required to select the shortest available Term if all of the then-available Terms have expiration dates that would extend beyond the maximum Maturity Date. In that event, we will extend the maximum Maturity Date to coincide with the expiration date of the shortest available Term. For example, assume you are age 91 when your current Term expires, the maximum Maturity Date at the time will occur when you are age 95, and the shortest then-available Term is a 5-Year Term. If you choose to elect a Subsequent Term, you must elect the 5-Year Term even though you will be 96, and past the maximum Maturity Date when the 5-Year Term expires. Once you elect the 5-Year Term, we will extend the maximum Maturity Date to occur when you are age 96. (See “III. Description of the Contract – Annuity Provisions” for more information about the Maturity Date.)

Cancellation

Prior to the Maturity Date, we may, at our option, cancel a Contract if the Account Value, as a result of any partial withdrawal, is less than $5,000. If we cancel the Contract, we will pay the amount that would be paid as a result of a total withdrawal. The amount paid may be treated as a withdrawal for federal tax purposes and thus may be subject to income tax and to a 10% penalty tax. (See “VII. Federal Tax Matters” for a more detailed discussion.)

How Interest is Credited

Declared Interest Rate. During the first year of any Term, we declare and apply the Declared Interest Rate to your Account Value.

Indexed Crediting Rate. At each Contract Anniversary, we determine the Indexed Crediting Rate applicable for the second and any subsequent Contract Years based on the year-over-year percentage change in the CPI-U, as determined three months prior to the Contract Anniversary and adjusted by a Guaranteed Margin. The Indexed Crediting Rate will be applied on a daily basis, which, if compounded daily for one year, would equal the applicable Indexed Crediting Rate determined for that year (please see Appendix A: “How Interest is Credited” for a description of the Indexed Crediting Rate formula). The Guaranteed Margin will be shown on the specifications page, remains constant for the selected Term, and could be a negative value. The Guaranteed Margin may vary by Term and Purchase payment amount. We will reference the CPI-U as published three months previous to determining the Indexed Crediting Rate. The CPI-U is available approximately mid-month every month and calculated based upon the previous month’s values.

Floor Rate and Rate Cap. The Indexed Crediting Rate will never fall below the minimum Floor Rate of 0%. The Rate Cap will be set no lower than 5%. The Rate Cap may vary by Term and Purchase payment amount.

EXAMPLES:

The following examples assume that the current date is April 10, 2010. To set the Indexed Crediting Rate as of April 10, 2010, we would look to the CPI-U that was available on February 19, 2010, reflecting January 2010 values. This may be referred to as a “3 month look-back” (April to January). For example, if we are setting rates on April 20, 2010, we would still look to the CPI-U that was available on February 19, 2010. Therefore, on any day in April, we would be using the CPI-U from January that was released in February.

Determining the Indexed Crediting Rate. If the CPI-U value three months prior to the rate determination date is 200, the prior year’s CPI-U value is 195, and the Guaranteed Margin is 0.50%, then the Indexed Crediting Rate before the Floor Rate is applied would be:

Before any Floor Rate is applied, the Indexed Crediting Rate for the Contract Year is 3.06%.

Impact of Rate Floor on Indexed Crediting Rate. If the CPI-U value three months prior to the rate determination date is 190, the prior year’s CPI-U value is 200, the Floor Rate is 0%, and the Guaranteed Margin is 0.50%, then the Indexed Crediting Rate before the Floor Rate is applied would be:

Because -4.50% is less than the 0% Floor Rate, the Indexed Crediting Rate for the Contract Year is 0%.

Impact of Rate Cap on Indexed Crediting Rate. If the CPI-U value three months prior to the rate determination date is 210, the prior year’s CPI-U value is 190, the Rate Cap is 8%, and the Guaranteed Margin is 0.50%, then the Indexed Crediting Rate before the Cap Rate is applied would be:

Because 11.03% is greater than the 8% Rate Cap, the Indexed Crediting Rate for the Contract Year is 8%.

Withdrawals

Prior to the earlier of the Maturity Date or the death of a Contract Owner, you may withdraw all or a portion of your Account Value by written request, complete with all necessary information, to our Annuities Service Center. For certain Contracts issued under Qualified Plans (“Qualified Contracts”), the Code and regulations promulgated by the Internal Revenue Service (“IRS”) may require the consent of a Qualified Plan participant’s Spouse to an exercise of the withdrawal right. (See “IV. Charges, Deductions and Adjustments – Adjustments and Charges upon Withdrawals.”)

Under our current administrative practices for partial withdrawals, we permit you to specify whether the amount you request is to be treated as a “gross” withdrawal amount or a “net” withdrawal amount. If you request a “gross” amount, we will reduce the Account Value of your Contract by the amount requested, apply any applicable withdrawal charges and Market Value Adjustments to the amount withdrawn from your Account Value and pay you the difference. Because we impose withdrawal charges upon a withdrawal (subject to the withdrawal charge schedule show in the table in “IV. Charges, Deductions and Adjustments” and the Free Withdrawal Amount), the amount you receive after withdrawal charges are applied is likely to be less than the “gross” amount you requested. The additional application of a Market Value Adjustment will further decrease the amount you receive, if the adjustment is negative, and will increase the net amount you receive, if the adjustment is positive. (See “IV. Charges, Deductions and Adjustments – Adjustments and Charges upon Withdrawals” and the examples in Appendix B: “Examples of Market Value Adjustment Calculations.”)

If you request a “net” amount, and you have sufficient Account Value, we will first reduce your Account Value by the gross amount necessary to cover any applicable withdrawal charges and Market Value Adjustments and leave a balance for payment to you of the “net” amount requested. (We may, however, be required to further reduce that net amount payable because of tax withholding requirements. Please read “VII. Federal Tax Matters” for more information.) Due to the application of withdrawal charges and Market Value Adjustments, the amount you receive as a result of a “net” request may be less than the amount of reduction of your Account Value. (See “IV. Charges, Deductions and Adjustments – Adjustments and Charges upon Withdrawals” and the examples in Appendix B: “Examples of Market Value Adjustment Calculations.”)

If you do not specify if you want a “gross” amount or a “net” amount, we will process your partial withdrawal request as a request for a “gross” amount. We also may change our current administrative practices and discontinue processing “net” requests at any time.

There is no limit on the frequency of partial withdrawals. However, the amount withdrawn from your Account Value must be at least equal to $1,000, the minimum amount specified in the Contract, or, if less, the entire Account Value. If a partial withdrawal plus any applicable withdrawal charge and any applicable Market Value Adjustment would reduce the Account Value to less than $5,000, the minimum specified in the Contract, we may treat the partial withdrawal as a total withdrawal of the Account Value.

We treat any request to use a portion of your Account Value for the purchase of an immediate annuity contract as a withdrawal request, subject to any applicable withdrawal charge and any applicable Market Value Adjustment.

We treat all requests for a total withdrawal of the Account Value as a request to surrender your Contract for a “gross” amount. As a result:

•	you may receive less than the amount requested because of the imposition of contract charges, including any applicable Market Value Adjustment; and

•	we will cancel your Contract as of the date we receive the request at our Annuities Service Center.

We may defer the payment of a full or partial withdrawal for not more than six months (or the period permitted by applicable state law if shorter) from the date we receive the withdrawal request. If we defer payments for more than 30 days, we will credit the amount deferred with interest at a rate not less than the minimum required by applicable law.

Withdrawals are subject to Contract charges and Market Value Adjustments (see “IV. Charges, Deductions and Adjustments – Adjustments and Charges upon Withdrawals”). Withdrawals from the Contract also may be subject to income tax and a 10% penalty tax. Withdrawals are permitted from Contracts issued in connection with section 403(b) Qualified Plans only under limited circumstances (see “VII. Federal Tax Matters”).

Special Withdrawal Services – The Systematic Withdrawal Program

We administer a Systematic Withdrawal Program (“SWP”) which permits you to pre-authorize a periodic withdrawal of a specified amount of Account Value. We apply a Market Value Adjustment factor and assess withdrawal charges if a SWP withdrawal exceeds the Free Withdrawal Amount” in “IV. Charges, Deductions and Adjustments – Free Withdrawal Amount”). SWP withdrawals, like other withdrawals, may be subject to income tax to the extent of earnings under the Contract and, if made prior to age 59 1⁄2, may also be subject to a 10% penalty tax. If you are interested in a SWP, you may obtain a separate authorization form and full information concerning the program and its restrictions from your registered representative or our Annuities Service Center. There is no charge for participation in the SWP program.

We may modify or suspend the SWP program at any time. If we do, existing systematic withdrawal payments will not be affected.

Telephone and Electronic Transactions

You may request withdrawals by telephone if you elect that option on an appropriate authorization form provided by us. We are not liable for following telephone instructions that we reasonably believe to be genuine. We employ reasonable procedures to confirm that instructions communicated by telephone are genuine; such procedures include asking you, upon telephoning a request, to provide certain identifying information. We may be liable for any losses due to unauthorized or fraudulent instructions only where we fail to employ our procedures properly. For your and our protection, we record all such conversations. All telephone transactions will be followed by a confirmation statement of the transaction.

We reserve the right to impose maximum withdrawal amounts and other procedural requirements related to data security and identity verification in connection with the telephone withdrawal privilege.

From time to time, we may also permit you to access information through our website. If we do, we will require you to create an account with a username and password, and to maintain a valid e-mail address. You will be responsible for keeping your password confidential and notifying us of any loss or theft of your password or any unauthorized use of your password.

Death Benefit before Maturity Date

If any Owner dies prior to the Maturity Date (or date Annuity Payments begin, if earlier) the death benefit will be equal to the Account Value, as of the date on which written notice and proof of death (Due Proof of Death) and all required claim forms are received in good order at our Annuities Service Center.

On the death of the last surviving Annuitant, the Owner becomes the new Annuitant, if the Owner is an individual. If any Owner is a non-natural person, the death of an Annuitant is treated as the death of an Owner.

If the co-Owner predeceases the Owner, the Owner will be treated as the Beneficiary.

The Beneficiary may continue the Contract as the Owner, subject to the requirements of section 72(s) of the Code. If the Contract cannot continue under section 72(s), or if the Beneficiary elects not to continue the Contract, the death benefit will be distributed:

(i)	as an Annuity Option as described in the Contract; or

(ii)	over the life of the Beneficiary, or over a period not to extend beyond the life expectancy of the Beneficiary, with such distributions beginning within one year from the date of the Owner’s death; or

(iii)	within five (5) years of the Owner’s death; or

(iv)	in one lump sum.

Withdrawal Charges will be waived and Market Value Adjustments will not apply on any withdrawals under (i), (ii), (iii) or (iv). If the Beneficiary dies before distributions under (ii) or (iii) are complete, the remaining death benefit must be distributed in a lump sum immediately. If there is more than one Beneficiary, the foregoing provisions will independently apply to each Beneficiary.

The Contract will terminate if the death benefit is taken in one sum.

If the Beneficiary decides to continue the Contract as the Owner, subject to section 72(s), the new Owner must carry out the current Term, and thereafter applicable Market Value Adjustments and withdrawal charges will apply to amounts withdrawn as described under the Contract. Such amounts may be adjusted upward or downward by the application of a Market Value Adjustment factor. Subject to the rights of an irrevocable Beneficiary, the new Owner in such instance may name a new Beneficiary and, if no Beneficiary is so named, the new Owner’s estate will be the Beneficiary. If the Contract is held as part of a Qualified Plan, the terms of your Qualified Plan endorsement form will control.

We permit the Owner to limit the death benefit option(s) to be offered to any named Beneficiary, if the Owner provides notice in writing to the Company prior to death and the desired option(s) is one provided for in the Contract.

Annuity Provisions

General

You may apply the entire Account Value (i.e., without any deduction of withdrawal charges), as may be increased or decreased by any applicable Market Value Adjustment, to the Annuity Options described below to begin receiving Annuity Payments. Your Beneficiary may apply all of the proceeds of the Contract payable on death before the Maturity Date to the Annuity Options described below, subject to the distribution of death benefit provisions (see “III. Description of the Contract – Accumulation Provisions – Death Benefit before Maturity Date” above).

Generally, annuity benefits under the Contract will begin on the Maturity Date (the “Annuitization”). The Maturity Date is the date specified on the Contract specifications page, unless changed. If no date is specified, the Maturity Date is the maximum Maturity Date. The maximum Maturity Date is the first day of the month following the 95th birthday of the Annuitant. You may specify a different Maturity Date at any time by written request at least one month before both the previously specified and the new Maturity Date. Without our consent, the new Maturity Date may not be later than the maximum Maturity Date. We will deny our consent to a later Maturity Date based upon any current or future legal restrictions imposed by state laws and regulations, by regulatory authorities or by the Code and the IRS. Currently, for Nonqualified Contracts, the IRS has not provided guidance with respect to a maximum date on which annuity payments must start. In the event that any future rulings, regulations, or other pronouncements by the IRS provide us with guidance, we may need to restrict your ability to change to a Maturity Date under a Nonqualified Contract which occurs when the Annuitant is at an advanced age (for example, past age 95). You should consult with your own qualified tax professional for information about potential adverse tax consequences for such Maturity Dates. You will be required to select the shortest available Term if all of the then-available Terms have expiration dates that would extend beyond the maximum Maturity Date. The Maximum Maturity Date will be revised to match the expiration date of that shortest available Subsequent Term. The occurrence or scheduled occurrence of Maturity Dates when the Annuitant is at an advanced age, e.g., past age 95, may in some circumstances have adverse income tax consequences (see “VII. Federal Tax Matters” for a more detailed discussion). Distributions from Qualified Contracts may be required before the Maturity Date.

You may select the frequency of Annuity Payments. However, if the Account Value at the Maturity Date is such that a monthly payment would be less than our minimum then in effect (our current minimum is $20), we may make a single payment in one lump sum adjusted by any Market Value Adjustment, if applicable, to the Annuitant or the person, person(s) or entity you designate to whom Annuity Payments are to be made (the “Payee”) on the Maturity Date.

Annuity Options

Annuity benefits are available under the Contract on a fixed basis (“Fixed Annuity”). When you purchase a Contract, and on or before the Maturity Date, you may select one of the Annuity Options described below or choose an alternate form of settlement acceptable to us. If you do not select an Annuity Option, we will provide as a default option that Annuity Payments be made for a period certain of ten years and continue thereafter during the lifetime of the Annuitant. IRS regulations may preclude the availability of certain Annuity Options in connection with certain Qualified Contracts. After the Maturity Date, the Annuitant or Annuity Option selected may not be changed.

We guarantee the following Annuity Options in the Contract.

•	Option (a): Non-Refund Life Annuity. We will make Annuity Payments during the lifetime of the Annuitant. No payments are due after the death of the Annuitant. Since we do not guarantee that any minimum number of payments will be made, an Annuitant may receive only one payment if the Annuitant dies prior to the date the second payment is due.

•	Option (b): Life Annuity with Payments Guaranteed for 5, 10 or 20 Years. We will make Annuity Payments for the guaranteed period elected and continuing thereafter during the lifetime of the Annuitant. Since we guarantee payments for the period elected, we will make Annuity Payments to the end of such period even if the Annuitant dies prior to the end of the period.

In addition to the foregoing Annuity Options that we are contractually obligated to offer at all times, we may offer other Annuity Options in the future.

Only an Account Value of $5,000 or more may be applied to one of the Annuity Options offered. If the amount of the first Annuity Payment would be less than our minimum requirements then in effect (our current minimum is $20), we may make a single payment, adjusted by any Market Value Adjustment, if applicable, on the date the first payment is payable. This single payment is in place of all other benefits provided by the Contract.

Effective January 1, 2011, section 72(a)(2) of the Code permits partial annuitization of an annuity contract and specifies that the tax cost basis, or investment in the contract, be allocated pro rata between the portion of the contract being annuitized and the portion of the contract remaining deferred. Currently, we do not support partial annuitization. Accordingly, any portion of your Contract that you withdraw to be annuitized will be reported to the IRS as a taxable distribution unless you transfer it into another contract (issued by John Hancock or by another company) in a partial exchange conforming to the rules of section 1035 of the Code and Rev. Proc. 2011-38. Any such withdrawal, whether carried out as a tax-deferred partial exchange or as a taxable withdrawal, will be subject to Market Value Adjustment and withdrawal charges.

Death Benefit on or after Maturity Date

If you have selected an Annuity Option providing for payments for a guaranteed period, and the Annuitant dies on or after the Maturity Date, we will make the remaining guaranteed payments to the Beneficiary. We will make any remaining payments at least as rapidly as under the method of distribution being used as of the date of the Annuitant’s death. If no Beneficiary is living, we will commute any unpaid guaranteed payments to a single sum and pay that single sum to the estate of the last to die of the Annuitant and the Beneficiary.

Other Contract Provisions

Ownership

In the case of an individual annuity Contract, the Contract Owner is the person entitled to exercise all rights under the Contract. In the case of a group annuity Contract, the group annuity Contract is owned by the Group Holder; however, all Contract rights and privileges not expressly reserved to the Group Holder may be exercised by each Certificate Owner as to such Owner’s interest as specified in his or her Certificate. The Contract Owner is the person designated in the Contract specifications page or as subsequently named. If amounts become payable to any Beneficiary under the Contract, then the Beneficiary becomes the Contract Owner.

In the case of Contracts which do not receive favorable tax treatment under sections 401, 403, 408A or 457 of the Code (“Nonqualified Contracts”), you may change the ownership of or collaterally assign the Contract at any time prior to the Maturity Date, subject to the rights of any irrevocable Beneficiary. Assigning a Contract, or changing the ownership of a Contract, may be treated as a distribution of the Account Value for federal tax purposes (see “VII. Federal Tax Matters” for a more detailed discussion).

You must make any request for a change of ownership or assignment in writing, and such a request is subject to our approval. If approved by us, any assignment and any change will be effective as of the date we receive your request at our Annuities Service Center. We assume no liability for any payments made or actions taken before we approve a change or accept an assignment and no responsibility for the validity or sufficiency of any assignment. If you make an absolute assignment, it will revoke the interest of any revocable Beneficiary.

In the case of Qualified Contracts, ownership of the Contract generally may be transferred only by the trustee of an exempt employees’ trust which is part of a retirement plan qualified under section 401 of the Code or as otherwise permitted by applicable IRS regulations. Subject to the foregoing, a Qualified Contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than us.

Beneficiary

The Beneficiary is the person, persons or entity designated in the Contract specifications page or as subsequently named. However, if there is a surviving Contract Owner, that person will be treated as the Beneficiary. You may change the Beneficiary subject to the rights of any irrevocable Beneficiary. You must make any request for a change in writing. Such a request is subject to our approval and if approved by us, the change will be effective on the date the request is signed. We assume no liability for any payments made or actions taken before we approve the change. If no Beneficiary is living, the Contingent Beneficiary will be the Beneficiary. The interest of any Beneficiary is subject to that of any assignee. If no Beneficiary or Contingent Beneficiary is living, the Beneficiary is the estate of the deceased Contract Owner. In the case of certain Qualified Contracts, IRS regulations prescribe certain limitations on the designation of a Beneficiary.

Annuitant

The Annuitant is any natural person or persons to whom we will make Annuity Payments (unless you designate a different Payee) and whose life is used to determine the duration of Annuity Payments involving life contingencies. If you name more than one person as an Annuitant, the second person named will be referred to as “co-Annuitant.” The Annuitant is as designated on the Contract specifications page or in the application, unless changed.

On the death of the Annuitant, the co-Annuitant, if living, becomes the Annuitant. If there is no living co-Annuitant, the Owner becomes the Annuitant. In the case of certain Qualified Contracts, there are limitations on the ability to designate and change the Annuitant and the co-Annuitant.

You may change the Annuitant subject to the rights of any irrevocable Beneficiary. You must make any request for a change in writing. Such a request is subject to our approval and, if approved by us, the change will be effective as of the date we receive your request at our Annuities Service Center. The Annuitant may not be changed after the Maturity Date.

Spouse

Some states require that civil union and same-sex marriage partners receive the same contractual benefits as Spouses. You should consult with a qualified financial representative for additional information on your state’s regulations regarding civil unions and domestic partnerships.

Modification

We will not change or modify the Contract without the consent of the Owner or Group Holder, as applicable, except to the extent necessary to conform to any applicable law or regulation or any ruling issued by a government agency.

Misstatement and Proof of Age, Sex or Survival

We may require proof of age, sex or survival of any person upon whose age, sex or survival an Annuity Payment depends. If the age or sex of the Annuitant has been misstated, the benefits will be those which the Annuity Payment would be provided for the correct age and sex. If we have made incorrect Annuity Payments, the amount of any underpayments will be paid immediately. The amount of any overpayment will be deducted from future Annuity Payments. We will uniformly charge or credit interest in accordance with state law, as applicable. The provisions of the Contract shall be interpreted so as to comply with the requirements of section 72(s) of the Code.

Non-participating

Your Contract is non-participating and will not share in our profits or surplus earnings. We will pay no dividends on your Contract.

IV. Charges, Deductions and Adjustments

Fee Table

Contract Owner Transaction Expenses1

Maximum Withdrawal Charge2, 3

(as percent of applicable withdrawal amount)

Contract/Certificate Year at Time of Withdrawal – Initial Term
Term	1	2	3	4	5	6	7	8	9	10
1 Year	0%
2 Year	0%	0%
3 Year	8%	7%	6%
4 Year	8%	7%	6%	6%
5 Year	8%	7%	6%	6%	5%
6 Year	8%	7%	6%	6%	5%	5%
7 Year	8%	7%	6%	6%	5%	5%	4%
8 Year	8%	7%	6%	6%	5%	5%	4%	3%
9 Year	8%	7%	6%	6%	5%	5%	4%	3%	2%
10 Year	8%	7%	6%	6%	5%	5%	4%	3%	2%	1%

[1]	State premium taxes may also apply to your Contract, which currently range from 0.04% to 3.50% of your Purchase Payment (see Appendix E: “State Premium Taxes”).
[2]	This charge is taken upon withdrawal or surrender within the specified period of years measured from the date of your election of either an Initial or Subsequent Term (see “Withdrawal Charge” below).
[3]	Withdrawal charges vary by Terms. Because you select the Term, you determine your withdrawal charge period. Depicted in this table are the maximum withdrawal charges that will ever be imposed on this Contract, and which apply to the Initial Term only. For the full schedule of withdrawal charges by Subsequent Terms, please see Appendix C: “Withdrawal Charge Schedule.”

Adjustments and Charges upon Withdrawals

We will deduct withdrawal charges under the Contracts if you request a partial or full withdrawal of Account Value during the Initial Term or any Subsequent Term. When you select your Initial Term, your withdrawal charge schedule is established. We may apply a Market Value Adjustment factor under the Contracts if you request a partial or full withdrawal of Account Value or annuitize the Account Value prior to the end of either the Initial Term or a Subsequent Term. We may also apply a Market Value Adjustment if your Beneficiary elects to annuitize the death proceeds.

We will not apply a Market Value Adjustment factor or assess withdrawal charges:

•	if you request a withdrawal or annuitize during the 30 day period after the expiration of any Term. (We must receive your written request for withdrawal at the end of a Term during the 30 day period following the end of that Term.); or

•	if you request to withdraw any available Free Withdrawal Amount; or

•	if we cancel your Contract should you make withdrawals that bring your Account Value below $5,000 (However, if the Account Value at the Maturity Date is such that a monthly payment would be less than our minimum in effect, we may make a single payment in one lump sum adjusted by any Market Value Adjustment, if applicable, to the Annuitant or Payee on the Maturity Date.); or

•	if you should be confined to an eligible Nursing Home as described below in “Waiver of Withdrawal Charge and Market Value Adjustment – Confinement to Nursing Home” and request any withdrawal of your Account Value; or

•	in connection with our payment of Contract proceeds following the death of the Owner or, if applicable, the Annuitant, except as described in “Accumulation Provisions - Death Benefit Before Maturity Date.”

We will not apply withdrawal charges on distributions made during a one-year or a two-year Subsequent Term. In addition, for Contracts issued in Florida on or after January 1, 2011 to residents age 65 or older, we will not apply withdrawal charges on any withdrawals taken after the tenth Contract Anniversary. For example, if you are a Florida senior resident and you selected an Initial Term of seven years and then a Subsequent Term of five years, withdrawal charges would be applicable only during the first three years of that Subsequent Term.

We provide information on the Fee Withdrawal Amount, Market Value Adjustment factor and withdrawal charges in the sections that follow. We next provide examples to illustrate how these impact “gross” and “net” requests to withdraw Account Value.

Free Withdrawal Amount

We do not apply a Market Value Adjustment factor or assess withdrawal charges if your request does not exceed a “Free Withdrawal Amount.” The Free Withdrawal Amount is the greater of:

a)	the annual “Required Minimum Distribution” amount for Owners of Qualified Contracts (see “VII. Federal Tax Matters”) who have attained age 70 1⁄2; or

b)	the amount of interest credited during the 12 months prior to the date of the request, less any amount deducted from the Account Value for a full or partial withdrawal (“Gross Withdrawal Amounts”) taken during the 12 month period prior to the date of the request.

EXAMPLE: Assume:

•	You purchase a Contract on September 15, 2010 for $100,000 and select a 5-Year Initial Term.

•	You withdraw $25,000 at the end of the second year, and you have made no other withdrawals in the 12 months prior.

•	Interest earned on your Contract in the second year (the 12 months leading up to your withdrawal) equals $3,512.

Your Free Withdrawal Amount equals the total interest earned in your second year (the 12 months leading up to your withdrawal), or $3,512, because you made no other withdrawals during that time period.

Any Market Value Adjustment or withdrawal charges would be applied to only $21,488 of your withdrawal ($25,000 – $3,512 = $21,488).

Market Value Adjustment Factor

General. One of the risks we face is the chance that you will want to withdraw money from your Contract at a time when the market values of the investments that we purchase have declined in value. We share that risk with you by applying a fixed formula, a “Market Value Adjustment,” to amounts you withdraw or apply to an Annuity Option prior to the Maturity Date. We apply the Market Value Adjustment against the gross amount you withdraw (less the Free Withdrawal Amount) or apply to an Annuity Option. The Market Value Adjustment may decrease or increase the amount that we pay to you or apply to an Annuity Option, as described below and, alone or in combination with applicable withdrawal charges, could result in your receiving less than your Purchase Payment.

Market Value Adjustment Factor. Market Value Adjustment will be equal to (a) multiplied by [(b)-1], where:

(a)	is equal to

(i)	the amount being withdrawn (in excess of the Free Withdrawal Amount and before any applicable withdrawal charge), or

(ii)	the amount being applied to an Annuity Option; and

(b)	is equal to the Market Value Adjustment factor (the “MVA factor”).

The MVA factor is comprised of:

•	the Guaranteed Margin offered for the Term you selected and currently in effect for your Contract;

•	the Guaranteed Margin offered on a Term equal to the number of months remaining in your current Term (as of the date of the withdrawal or annuitization);

•	an adjustment factor; and

•	the amount of time remaining in your current Term (as of the date of the withdrawal or annuitization).

The MVA factor components are applied according to the following formula:

M issue =	the Guaranteed Margin in effect for the current Term of your Contract (expressed as a decimal) (“issued Guaranteed Margin”).

M withdrawal =	the Guaranteed Margin offered on a Term equal to the number of months remaining in your current Term, as of the date the withdrawal or annuitization request is processed (expressed as a decimal) (“withdrawal Guaranteed Margin”). For purposes of this calculation, months remaining will be rounded up to the next nearest whole month. If a withdrawal Guaranteed Margin of an appropriate duration is not available, we will declare, solely for the purpose of applying the MVA factor, a withdrawal Guaranteed Margin that is consistent with the Guaranteed Margin of durations that are available as of the date of the withdrawal or annuitization.

k =	the adjustment factor, which is always 0.25%. This is designed to compensate us for certain expenses and losses that we may incur, either directly or indirectly, as a result of withdrawal or annuitization. Thus, even if the issued Guaranteed Margin and the withdrawal Guaranteed Margin are equal, or even if the withdrawal Guaranteed Margin is less than the issued Guaranteed Margin by up to 0.25% (the amount of adjustment factor ‘k’), adjustment factor ‘k’ will cause the Market Value Adjustment to be negative.

n =	the number of months from the date of withdrawal or annuitization to the end of the current Term. In the case of partial months, ‘n’ is rounded up to the next month. For example, assume you purchase a Contract on September 15, 2010 and select a 5-Year Term. On September 15, 2012, you withdraw $25,000. ‘n’ equals the number of months remaining between September 15, 2012 and the end of your 5-Year Term (September 15, 2015), or 36 months. Generally, the longer the time remaining in your current Term, the greater the Market Value Adjustment impact on the amount withdrawn or annuitized. This is because the more months remaining in your Term, the higher the compounding factor ‘n’ in the MVA factor.

EXAMPLE: Assume:

•	You purchase a Contract on September 15, 2010 for $100,000 and select a 5-Year Initial Term.

•	The Guaranteed Margin in effect for a 5-Year Initial Term on your date of purchase is 0.43%.

•	You withdraw $25,000 at the end of the second year, and have made no other withdrawals in the 12 months prior.

•	Because there are three years (36 months) remaining in your Initial Term from the date you make your withdrawal, we apply to the MVA factor the Guaranteed Margin for a 3-Year Term that is offered as of the date of your withdrawal. The Guaranteed Margin in effect for a 3-Year Term on the date of the withdrawal is 0.71%.

•	The adjustment factor ‘k’ is 0.25%.

•	And, after calculating the Free Withdrawal Amount (see “Free Withdrawal Amount” above), the portion of your withdrawal that is subject to the Market Value Adjustment and a withdrawal charge is $21,488.

Your MVA factor equals 0.98433 ((1+0.0043)/(1+0.0071 + 0.0025)) ^ (36/12).

Your Market Value Adjustment equals –$337 (($21,488 * 0.98433) – $21,488 = –$337).

Impact of the Guaranteed Margin on the Market Value Adjustment. The Guaranteed Margin is based on the difference between interest earned on investment bonds that we purchase, and the cost needed to hedge our exposure under the Contracts. The interest earned/hedging cost differential passes to the Market Value Adjustment through application of the Guaranteed Margin in the MVA factor. The impact of the Guaranteed Margin on the Market Value Adjustment is visible in the relationship between the issued Guaranteed Margin (M issue) and the withdrawal Guaranteed Margin (M withdrawal). In general:

•	if the issued Guaranteed Margin is lower than the withdrawal Guaranteed Margin, the Market Value Adjustment will reduce the amount withdrawn or annuitized; and

•	if the issued Guaranteed Margin is higher than the withdrawal Guaranteed Margin plus the adjustment factor ‘k’, the Market Value Adjustment will increase the amount withdrawn or annuitized.

The greater the difference between the issued and the withdrawal Guaranteed Margins, the greater the impact on the Market Value Adjustment, especially if the withdrawal Guaranteed Margin is higher than the issued Guaranteed Margin. The resulting negative adjustment amount due to any increase of the withdrawal Guaranteed Margin from the issued Guaranteed Margins will be higher than any positive adjustment amount resulting from a decrease of the withdrawal Guaranteed Margin from the issued Guaranteed Margin (please see Appendix B: “Examples of Market Value Adjustment Calculations”).

Because of the Market Value Adjustment provision of the Contract, you bear the investment risk that the current available Guaranteed Margin offered by us at the time of withdrawal or annuitization may be higher than the initial or subsequent Guaranteed Margin applicable to the Contract with the result that the amount you receive upon a withdrawal or annuitization may be substantially reduced.

For more examples of how we calculate the Market Value Adjustment, see “Impact of Market Value Adjustment and Withdrawal Charge,” below, and also Appendix B: “Examples of Market Value Adjustment Calculations.”

Withdrawal Charge

A withdrawal charge will reduce the amount payable to you if you make a withdrawal from the Contract before the end of your chosen Term. We calculate the amount of the withdrawal charge by multiplying the Gross Withdrawal Amount, less any applicable Free Withdrawal Amount, by the applicable withdrawal charge percentage. We use separate withdrawal charge percentages for Initial and Subsequent Terms. Please see “Fee Table” above for a schedule of the maximum withdrawal charge percentages applicable to Initial Terms, and Appendix C: “Withdrawal Charge Schedule” for a complete schedule of withdrawal charge percentages, including those applicable to Subsequent Terms.

We may subject withdrawals to a Market Value Adjustment in addition to the withdrawal charge described above (see “Market Value Adjustment Factor” above and “Impact of Market Value Adjustment and Withdrawal Charge on Payable Withdrawal Amounts and Account Value” below). The Market Value Adjustment, alone or in combination with applicable withdrawal charges, could result in your receiving total withdrawal proceeds of less than your Purchase Payment.

Withdrawals may be subject to income tax to the extent of earnings under the Contract and, if made prior to age 59 1⁄2, may also be subject to a 10% penalty tax (see “VII. Federal Tax Matters – Taxation of Partial and Full Withdrawals”).

Because we assess a withdrawal charge if you take a withdrawal from the Contract before the end of your elected Term, and because you may elect Subsequent Terms upon the expiration of any Term, withdrawal charges will apply, according to the schedules that appear in “IV. Charges, Deductions and Adjustments – Fee Table” and in Appendix C, for as long as you own your Contract.

Waiver of Applicable Withdrawal Charge and Market Value Adjustment – Confinement to Nursing Home

(Not available in Massachusetts)

In states where approved, any applicable withdrawal charge and Market Value Adjustment will be waived on a full or partial withdrawal prior to the Maturity Date if (1) beginning at least 30 days after the Contract Date a “triggering event” occurs and the Covered Person’s attained age is less than 80 on the Contract Date. Triggering events are as follows:

•	A Covered Person being diagnosed with a first occurrence of any Covered Condition, subject to the Pre-existing Condition Limitation; or

•	A Covered Person’s confinement in a Nursing Home.

In order for a Covered Person to be considered confined in a Nursing Home, the following conditions must be met:

a.	a Covered Person was not confined to a Nursing Home within two years prior to the Effective Date of the Contract.

b.	a Covered Person’s confinement is for at least 90 consecutive days;

c.	a Covered Person is receiving Nursing Care;

d.	such Nursing Care is based on a Physician’s plan in accordance with accepted standards of medical practice, and is Medically Necessary;

e.	such Nursing Care is needed because of a Covered Person’s inability to perform at least two of the Activities of Daily Living without Human Assistance because of either Physical Impairment or Cognitive Impairment; and

f.	such Nursing Care is received while the contract is in force and is not assigned.

“Covered Person” means the Owner. “Covered Person” will mean the Annuitant if the Contract is owned by a Trust.

“Nursing Home” means a facility which meets both of the following requirements:

•	it is licensed and operated to provide Nursing Care for a charge (including room and board), according to the laws of the jurisdiction in which it is located; and

•	has services performed by or under the continual, direct, and immediate supervision of a registered nurse, licensed practical nurse, or licensed vocational nurse, on-site twenty-four (24) hours per day.

A Nursing Home may be a freestanding facility or it may be a distinct part of a facility, including a ward, wing, or swing-bed of a hospital or other facility.

Nursing Home does not mean:

•	a hospital or clinic;

•	a rehabilitation hospital or facility;

•	an assisted care living facility;

•	a rest home (a home for the aged or a retirement home) which does not, as its primary function, provide custodial care;

•	your primary place of residence, including your living quarters in a continuing care retirement community or similar entity; or

•	a facility for the treatment of alcoholism, drug addiction, or mental illness.

A “Physician” is a person other than you, the Annuitant(s) or a member of your or the Annuitant’s families who is a licensed medical doctor (M.D.) or a licensed doctor of osteopathy (D.O.), practicing within the scope of that license.

Please refer to your Contract for additional information on Activities of Daily Living, Nursing Care and other terms not specifically discussed in this Prospectus.

The waiver described above is not available in all states and certain terms may vary depending on the state of issue as noted in your Contract. Withdrawals may be taxable and if made prior to age 59 1⁄2 may be subject to a 10% penalty tax (see “VII. Federal Tax Matters”).

Impact of Market Value Adjustment and Withdrawal Charge on Payable Withdrawal Amounts and Account Value

EXAMPLE: Assume:

•	You purchase a Contract on September 15, 2010 for $100,000 and select a 5-Year Initial Term. By the end of year two, your total Account Value, including interest, is $106,812 ($100,000 (Purchase Payment) + $6,812 (total interest)).

•	The Guaranteed Margin in effect for a 5-Year Initial Term on your date of purchase is 0.43%.

•	You withdraw $25,000 at the end of the second year, and have made no other withdrawals in the 12 months prior.

•	Because there are three years (36 months) remaining in your Initial Term from the date you make your withdrawal, we apply to the MVA factor the Guaranteed Margin for a 3-Year Term that is in effect at the time of your withdrawal. The Guaranteed Margin in effect for a 3-Year Term on the date of the withdrawal is 0.71%.

•	The adjustment factor ‘k’ is 0.25%.

•	The applicable withdrawal charge is 7%.

•	And, after calculating the Free Withdrawal Amount (see “Free Withdrawal Amount” above), the portion of your withdrawal that is subject to the Market Value Adjustment and a withdrawal charge is $21,488.

Your MVA factor equals 0.98433 ((1+0.0043)/(1+0.0071 + 0.0025))(36/12)

Your Market Value Adjustment equals –$337 (($21,488 * 0.98433) – $21,488 = –$337).

Your withdrawal charge equals $1,504 ($21,488 * 0.07 = $1,504).

The withdrawal amount payable to you equals $23,159 ($25,000 – $337 – $1,504 = $23,159).

Your remaining Account Value equals $81,812 ($106,812 (total Account Value prior to your withdrawal) – $23,159 (withdrawal amount payable to you) – $337 ( the negative Market Value Adjustment) -$1,504 (the withdrawal charge) = $81,812).

Please see Appendix B: “Examples of Market Value Adjustment Calculations” for more information on this example and for additional, illustrative examples of the impact the Market Value Adjustment and Withdrawal Charge may have on the withdrawal amounts payable to you and on your Account Value.

Other Charges and Deductions

Taxes

We reserve the right to charge or provide for certain taxes against Purchase Payments, Account Values, death benefits or Annuity Payments. Such taxes may include premium taxes or other taxes levied by any government entity which we determine to have resulted from the:

•	receipt by us of Purchase Payments;

•	issuance of the Contracts;

•	commencement or continuance of Annuity Payments under the Contracts; or

•	death of the Owner or Annuitant.

In addition, we will withhold taxes to the extent required by applicable law.

Except for residents of those states which apply premium taxes upon receipt of Purchase Payments, we will deduct premium taxes from the Account Value used to provide for Annuity Payments. For residents of those states which apply premium taxes upon receipt of Purchase Payments, we will deduct premium taxes upon payment of any withdrawal or death benefits or upon any annuitization. The amount deducted will depend on the premium tax assessed in the applicable state. State premium taxes currently range from 0.04% to 3.5% of the Purchase Payment, depending on the jurisdiction and the tax status of the Contract and are subject to change by the legislature or other authority (see Appendix E: “State Premium Taxes”).

V. General Information about Us

The Company

Your Contract is issued by John Hancock USA. John Hancock USA, formerly known as “The Manufacturers Life Insurance Company (U.S.A.),” is a stock life insurance company originally organized under the laws of Maine on August 20, 1955 by a special act of the Maine legislature. John Hancock USA redomesticated under the laws of Michigan on December 30, 1992. John Hancock USA is authorized to transact life insurance and annuity business in all states (except New York), the District of Columbia, Guam, Puerto Rico and the Virgin Islands. Its principal office is located at 601 Congress Street, Boston, Massachusetts 02210-2805. John Hancock USA also has an Annuities Service Center – its mailing address is P.O. Box 55444, Boston, MA 02205-5444; its overnight mail address is 30 Dan Road – Suite 55444, Canton, MA 02021-2809; its toll-free number is (800) 344-1029; and its Website address is www.jhannuities.com.

The ultimate parent of John Hancock USA is MFC, a publicly traded corporation based in Toronto, Canada. The Company changed its name to John Hancock Life Insurance Company (U.S.A.) on January 1, 2005 following MFC’s acquisition of John Hancock Financial Services, Inc.

Rating Agencies, Endorsements and Comparisons. We are ranked and rated by independent financial rating services, including Moody’s Investors Service, Inc., Standard & Poor’s Rating Services, Fitch Ratings Ltd. and A.M. Best Company. The purpose of these ratings is to reflect the financial strength or claims-paying ability of John Hancock USA. The ratings are not intended to reflect the investment experience or financial strength of the “CPI MVA Separate Account” (the non-registered separate account that we established within the Company’s “General Account” – defined below – where we hold reserves for our guarantees under the Contract) or the Contracts. The ratings are available on our website. We may from time to time publish the ratings in advertisements, sales literature, reports to Contract Owners, etc. In addition, we may include in certain promotional literature endorsements in the form of a list of organizations, individuals or other parties that recommend the Company or the Contracts.

Regulation. John Hancock USA is subject to the laws of the State of Michigan governing insurance companies and to the regulation of Michigan’s Office of Financial and Insurance Regulation. In addition, we are subject to regulation under the insurance laws of other jurisdictions in which we operate. Regulation by the applicable insurance department includes periodic examination of our operations, including contract liabilities and reserves. Regulation by supervisory agencies includes licensing to transact business, overseeing trade practices, licensing agents, approving policy forms, establishing reserve requirements, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulation of the type and amounts of investments permitted. Our books and accounts are subject to review by the applicable insurance department and other supervisory agencies at all times, and we file annual statements with these agencies. A full examination of our operations is conducted periodically by the applicable insurance departments.

Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed (up to prescribed limits) for policyholder losses incurred by insolvent companies. The amount of any future assessments on us under these laws cannot be reasonably estimated. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer’s own financial strength.

Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Federal legislation that removed barriers preventing banks from engaging in the insurance business or that changed the federal income tax treatment of insurance companies, insurance company products, or employee benefit plans could significantly affect the insurance business.

CPI MVA Separate Account

We established the Company’s CPI MVA Separate Account in 2010 as a non-unitized separate account under Michigan law. The CPI MVA Separate Account is not registered as an investment company under the U.S. Investment Company Act of 1940, as amended. The Company maintains in its CPI MVA Separate Account assets which it selects in accordance with applicable state law and which have a market value (or other value prescribed by applicable state law) equal to the reserves the Company must maintain for the contracts and its other liabilities with respect to the account. A Contract Owner has no interest in the performance of the CPI MVA Separate Account. A Contract Owner’s Account Value is based on the Declared Interest Rate and the Indexed Crediting Rates under the Contract and not on the performance of the CPI MVA Separate Account. Any gain or loss in the Company’s CPI MVA Separate Account accrues solely to the Company, and we assume any risk associated with the possibility that the value of the assets in the CPI MVA Separate Account might fall below the reserves and other liabilities that must be maintained. Should the value of the assets in the Company’s CPI MVA Separate Account fall below reserve and other liabilities, the Company will transfer assets from its “General Account,” the account that contains all of the Company’s assets other than assets in segregated asset accounts, to its CPI MVA Separate Account to make up the shortfall. The Company reserves the right to transfer to its General Account any assets of its CPI MVA Separate Account in excess of such reserves and other liabilities.

The Company reserves the right to maintain assets in its CPI MVA Separate Account to support any number of kinds of annuity contracts which it offers or may offer. These annuity contract owners would stand in an equal position with regard to claims against the underlying assets in the CPI MVA Separate Account.

Both the assets accounted for in the Company’s CPI MVA Separate Account and all the other assets maintained in its General Account are available to meet the Company’s guarantees under its contracts. These assets are not insulated from the claims of the Company’s creditors and may be charged with liabilities which arise from other business the Company conducts. See “VI. The MFC Subordinated Guarantee” for information on MFC’s guarantee of the MVA interest in the Contracts.

Distribution of the Contract

Our wholly-owned subsidiary, John Hancock Distributors, LLC (“JH Distributors”), acts as principal underwriter of the Contracts.

The Contracts were sold by registered representatives of broker-dealers authorized by JH Distributors to sell them. Such registered representatives were also our licensed insurance agents. JH Distributors pays distribution compensation to authorized broker-dealers in varying amounts which under normal circumstances is not expected to exceed 6% of Purchase Payments.

The registered representative through whom your Contract was sold was compensated pursuant to that registered representative’s own arrangement with his or her broker-dealer. The registered representative and the firm may have had multiple options on how they wished to allocate their commissions and/or compensation. We were not involved in determining your registered representative’s compensation.

We may make additional payments to firms. These payments are sometimes referred to as “revenue sharing.” Revenue sharing expenses are any payments made to broker-dealers or other intermediaries to either (i) compensate the intermediary for expenses incurred in connection with the promotion and/or sale of John Hancock investment products or (ii) obtain promotional and/or distribution services for John Hancock investment products. Many firms that sold the Contracts receive one or more types of these cash payments.

We are among several insurance companies that paid additional payments to certain firms to receive “preferred” or recommended status. These privileges included: additional or special access to sales staff; opportunities to provide and/or attend training and other conferences; advantageous placement of our products on customer lists (“shelf-space arrangements”); and other improvements in sales by featuring our products over others.

Revenue sharing payments assisted in our efforts to promote the sale of the Contracts and may have been significant to a firm. Not all firms, however, received additional compensation. We determined which firms to support and the extent of the payments we made, and generally chose to compensate firms that were willing to cooperate with our promotional efforts and had a strong capability to distribute the Contracts. We did not make an independent assessment of the cost of providing such services. Instead, we agreed with the firm on the methods for calculating any additional compensation. The methods, which varied by firm, may have included different categories to measure the amount of revenue sharing payments, such as the level of sales, assets attributable to the firm and the annuity contracts covered under the arrangement (including contracts issued by any of our affiliates). The categories of revenue sharing payments that we may have provided to firms, directly or through JH Distributors, were not mutually exclusive and may have varied from Contract to Contract.

VI. The MFC Subordinated Guarantee

Description of Manulife Financial Corporation

The MFC Subordinated Guarantee is issued by MFC. MFC was incorporated under the Insurance Companies Act (Canada) in 1999 for the purpose of becoming the holding company of The Manufacturers Life Insurance Company (“MLI”), which was founded in 1887. As a mutual life insurance company, MLI had no common shareholders and its board of directors was elected by its participating policyholders. In September 1999, MLI implemented a plan of demutualization and converted into a life insurance company with common shares and became a wholly-owned subsidiary of MFC. MFC’s head office and registered office is located at 200 Bloor Street East, Toronto, Ontario, Canada M4W 1E5 (Tel. No. 416-926-3000).

MFC’s subsidiaries provide financial advice, insurance, as well as wealth and asset management solutions for individuals, groups and institutions. MFC’s subsidiaries’ principal operations are in Asia, Canada and the United States where they have served customers for more than 100 years. MFC’s subsidiaries also provide investment management services with respect to their general fund assets, segregated fund assets, mutual funds and to institutional customers. MFC’s subsidiaries also offer specialized property and aviation retrocession products. MFC has directly or indirectly held all of the outstanding shares of John Hancock USA capital stock since September 1999.

Description of the MFC Subordinated Guarantee

What additional guarantee applies to my Contract?

John Hancock USA’s ultimate corporate parent, MFC, guarantees its obligations with respect to any Contract to which this Prospectus relates. The MFC Subordinated Guarantee may only be terminated (subject to any existing claims at the time of such termination) for Contracts issued after notice of termination is provided. The MFC Subordinated Guarantee does not relieve the Company of any obligations under your Contract – it is in addition to all of the rights and benefits that the Contract provides. There is no charge or cost to you for the MFC Subordinated Guarantee, and there are no disadvantages to you of having this additional guarantee.

What are the reasons for the additional MFC Subordinated Guarantee?

The MFC Subordinated Guarantee was implemented in order to relieve John Hancock USA of the obligation to file with the SEC annual, quarterly and current reports on Form 10-K, Form 10-Q and Form 8-K, and thus save John Hancock USA the expense of being an SEC reporting company. MFC, the company that is providing the MFC Subordinated Guarantee, is the ultimate parent of all of the companies in the John Hancock group of companies, including John Hancock USA. MFC is a corporation organized under the laws of Canada and its common shares are listed principally on the Toronto Stock Exchange and the New York Stock Exchange. MFC files with the SEC annual reports on Form 40-F and other reports on Form 6-K. The financial results of John Hancock USA are included in MFC’s consolidated financial statements in a footnote containing condensed consolidating financial information with separate columns for MFC, John Hancock USA and other subsidiaries of MFC, together with consolidating adjustments.

What are the terms of the MFC Subordinated Guarantee?

MFC has agreed to unconditionally guarantee, as a principal and not merely as a surety, the full and punctual payment when due of all Contract Value Interests payable by John Hancock USA pursuant to or from the Contracts to any Group Holder, Owner, Annuitant or Beneficiary under any Contract creating such interest, to any successor, legatee, heir, or assignee of any such person or entity, to any other account or option under the Contract, or to any other account of any such person or entity (all of the foregoing persons, entities, accounts and options being referred to for this purpose as “Payees”). For this purpose, Contract Value Interests are defined as guaranteed rates of return on Contract values, inclusive of earnings. Contract Value Interests payable by John Hancock USA to a Payee from a Contract:

(a)	upon a full or partial withdrawal, a cancellation, a loan, a full conversion of Account Value to annuity payments, a full or partial conversion of Account Value attributable to death benefit proceeds to annuity payments, or similar removal of assets, will be a net amount equal to the Contract’s then current Account Value after (i) increase for any positive Market Value Adjustment that would be credited to a Payee under the terms of the Contract for the transaction in question and (ii) reduction for any interest, fees, charges, outstanding loans, and negative Market Value Adjustments that would be charged against a Payee under the terms of the Contract for the transaction in question; or

(b)	upon payment of any other amount as a consequence of the death of any Owner, Group Holder, or Annuitant under a Contract prior to a complete conversion of Account Value to annuity payments, will be a net amount equal to the Contract’s then current Account Value after (i) increase to reflect any accrued but uncredited statutory interest attributable thereto and (ii) reduction for any interest, fees, charges, and outstanding loans that would be charged against a Payee under the terms of the Contract for the transaction in question.

For this purpose, Contract Value Interests include net amounts removed in connection with the above transactions and amounts remaining in the Contract, but do not include annuity payments that are made following the complete or partial conversion of Account Value to annuity payments.

This means that, if John Hancock USA fails to honor any valid request to pay a Contract Value Interest, MFC guarantees the full amount that you would have received, or value that you would have been credited with, had John Hancock USA fully met its obligations under your Contract with respect to such Contract Value Interest. There is no charge or cost to you for receiving the MFC Subordinated Guarantee. If John Hancock USA fails to make payment when due of any amount that is guaranteed by MFC, you could directly request MFC to satisfy John Hancock USA’s obligation, and MFC must do so. You would not have to make any other demands on John Hancock USA as a precondition to making a claim against MFC under the MFC Subordinated Guarantee.

The MFC Subordinated Guarantee is issued pursuant to a subordinated guarantee dated June 27, 2011.

Unless otherwise stated in this section, the MFC Subordinated Guarantee constitutes an unsecured obligation of MFC as guarantor, and is subordinated in right of payment to the prior payment in full of all other obligations of MFC, except for other guarantees or obligations of MFC which by their terms are designated as ranking equally in right of payment with or subordinated to the MFC Subordinated Guarantee, and effectively rank senior to MFC’s preferred and common shares. As a result, in the event of MFC’s bankruptcy, liquidation, dissolution, winding-up or reorganization or upon acceleration of any series of debt securities due to an event also triggering payment obligations on other debt, MFC’s assets will be available to pay its obligations on the MFC Subordinated Guarantee only after all secured indebtedness and other indebtedness senior to the MFC Subordinated Guarantee has been paid in full. There may not be sufficient assets remaining to pay amounts due on all or any portion of the MFC Subordinated Guarantee.

The MFC Subordinated Guarantee is governed by the laws of the Commonwealth of Massachusetts. The MFC Subordinated Guarantee provides that any claim or proceeding brought by a holder of a Contract offered by this Prospectus (“Holder”) to enforce the obligations of MFC, as guarantor, may be brought in a state or federal court located in the City of Boston, Commonwealth of Massachusetts, and that MFC submits to the non-exclusive jurisdiction of such courts in connection with such action or proceeding. MFC has designated John Hancock USA as its authorized agent upon whom process may be served in any legal action or proceeding against MFC arising out of or in connection with the MFC Subordinated Guarantee. All payments on the Contracts offered by this Prospectus made by MFC to any Payee under the MFC Subordinated Guarantee will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Government of Canada, or any province, territory or political subdivision thereof, or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges by MFC is required by law or by the administration or interpretation of such law. In the event of any withholding or deduction, MFC will pay such additional amounts as may be necessary in order that the net amounts received by the Holders after such withholding or deduction equals the respective amounts under such Contracts which would have been receivable in respect of those Contracts in the absence of such withholding or deduction (“Guarantor Additional Amounts”), except as described in this section and except that no such Guarantor Additional Amounts shall be payable with respect to taxes, duties, assessments or governmental charges imposed on a Holder with respect to any Contract offered by this Prospectus:

(a)	(i) by reason of the Holder being a person with whom John Hancock USA or MFC is not dealing at arm’s length for the purposes of the Income Tax Act (Canada), or (ii) by reason of his having a connection with Canada or any province or territory thereof other than the mere holding, use or ownership or deemed holding, use or ownership of such Contract;

(b)	by reason of the Holder being liable for or subject to such withholding or deduction because of the Holder’s failure to make a claim for exemption to the relevant tax authority; or

(c)	more than 10 days after the Relevant Date (as defined below) except to the extent that the Holder thereof would have been entitled to Guarantor Additional Amounts on presenting the same for payment on the last day of such period of 10 days.

As used in this section “Relevant Date” shall mean the date on which such payment first becomes due.

MFC’s Incorporation in Canada May Make it More Difficult for You to Enforce the MFC Subordinated Guarantee

Holders of Contracts may have more difficulty enforcing their rights under the MFC Subordinated Guarantee than would holders of contracts guaranteed by a corporation incorporated in a jurisdiction of the United States. Your ability to enforce civil liabilities related to the MFC Subordinated Guarantee under U.S. federal securities laws may be affected adversely by the fact that Manulife Financial Corporation is organized under the laws of Canada, most of its officers and directors and some of the experts named in this Prospectus are residents of Canada, and a substantial portion of their assets are located outside the United States. See “Enforcement of Judgments,” below.

Where You Can Find More Information

MFC is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with that Act, files reports and other information with the SEC. Pursuant to the multijurisdictional disclosure system adopted by the United States and Canada, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States.

You may read and copy any reports, statements or other information filed by MFC (Registrant 001-14942) at the SEC’s Public Reference Room, Station Place, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also inspect reports, proxy statements and other information about MFC at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by MFC, at http://www.sec.gov. You may also access the SEC filings and obtain other information about MFC through the website maintained by MFC, which is http://www.manulife.com. The information contained in, or accessible through, MFC’s website is not incorporated by reference into this Prospectus.

The Company and MFC filed a joint registration statement on Form F-3 relating to the Contracts offered by this Prospectus with the SEC under the Securities Act of 1933, as amended. This Prospectus is a part of that registration statement. As permitted by SEC rules, this Prospectus does not contain all the information you can find in the registration statement. The SEC allows MFC to “incorporate by reference” information into this Prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. For more information about the Contracts and us, you may obtain a copy of the Registration Statement (File number 333-221821 and 333-221821-01) in the manner set forth in the preceding paragraphs.

The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus. These documents contain important information about the companies and their financial condition.

MFC incorporates by reference the documents listed below, which were filed with the SEC:

(a)	MFC’s Annual Report on Form 40-F for the year ended December 31, 2017, as filed on February 7, 2018, other than the section of the Annual Information Form entitled “Ratings”;

(b)	Exhibit 99.3 to MFC’s Report of Foreign Issuer on Form 6-K filed on March 16, 2018, other than the section entitled “Share Performance”; and

(c)	MFC’s Annual Report on Form 40-F for the year ended December 31, 2016, as filed on February 9, 2017, other than the section of the Annual Information Form entitled “Ratings.”

We will provide to each person, including any Contract Owner, to whom a Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with the Prospectus, at no cost to the requester, upon written or oral request to:

Manulife Financial Corporation

ATTN: Corporate Secretary

200 Bloor Street East, NT-10

Toronto, Ontario Canada M4W 1E5

Telephone: (416) 926-3000

Any annual reports on Form 40-F or Form 10-K, any reports on Form 10-Q or Form 8-K, other than current reports furnished to the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K, and any Form 6-K specifying that it is being incorporated by reference in this Prospectus to the extent expressly provided on such report, as well as all Prospectus supplements disclosing additional or updated information, filed by MFC with the SEC subsequent to the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus, except that any section of any annual information form entitled “Ratings” or another similar caption shall not be deemed to be incorporated by reference into this Prospectus and the registration statements of which this Prospectus forms a part.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such prior statement. Any statement or document so modified or superseded shall not, except to the extent so modified or superseded, be incorporated by reference and constitute a part of this Prospectus.

Enforcement of Judgments

MFC is a corporation incorporated under the laws of Canada. Because a substantial portion of MFC’s assets are located outside the United States and most of its directors and officers are not residents of the United States, any judgment obtained in the United States against MFC or certain of its officers and directors, including a judgment with respect to payments on the MFC Subordinated Guarantee, may not be collectible within the United States.

Pursuant to the MFC Subordinated Guarantee, MFC agrees that any legal action or proceeding against it arising out of or in connection with the MFC Subordinated Guarantee may be brought in any United States federal or Massachusetts state court located in the City of Boston, Commonwealth of Massachusetts (a “Massachusetts Court”), and irrevocably submits to the non-exclusive jurisdiction of such courts in connection with such action or proceeding.

MFC has been informed by its Canadian counsel, Torys LLP, that the laws of the Province of Ontario and the federal laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in that province on any final judgment in personam of any Massachusetts Court, against MFC, which judgment is subsisting and unsatisfied for a fixed sum of money with respect to the enforcement of the MFC Subordinated Guarantee and that is not impeachable as void or voidable under the internal laws of the Commonwealth of Massachusetts if:

(i)	the court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the courts of Ontario (submission by MFC in the MFC Subordinated Guarantee to the non-exclusive jurisdiction of a Massachusetts Court , will be sufficient for this purpose);

(ii)	such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such term is understood under the laws of Ontario and the federal laws of Canada applicable therein or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada);

(iii)	the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue or penal laws in the Province of Ontario; and

(iv)	the action to enforce such judgment is commenced within the applicable limitation period.

Enforcement of a judgment by a court in the Province of Ontario, as described above, may only be given in Canadian dollars.

In the opinion of Torys LLP, there are currently no reasons under the present laws of the Province of Ontario for avoiding recognition of said judgments of Massachusetts Courts on the MFC Subordinated Guarantee based upon public policy. However, it may be difficult for holders of Contracts to effect service within the United States upon MFC’s directors and officers and the experts named in this Prospectus who are not residents of the United States or to enforce against them, both in and outside of the United States, judgments of courts of the United States predicated upon civil liability under United States federal securities laws. MFC has designated John Hancock USA as its authorized agent upon whom process may be served in any legal action or proceeding against MFC arising out of or in connection with the applicable MFC Subordinated Guarantee. Based on the opinion of Torys LLP, MFC believes that a monetary judgment of a United States court predicated solely upon the civil liability provisions of United States federal securities laws would likely be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We cannot assure you that this will be the case since the case law in Canada in respect of this matter is not entirely clear. It is less certain that an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

VII. Federal Tax Matters

Introduction

The following discussion of the federal income tax treatment of the Contract is not exhaustive, does not purport to cover all situations and is not intended as tax advice. The federal income tax treatment of a Contract is quite complex, and you should consult a qualified tax advisor with regard to the application of the law to your circumstances. This discussion is based on the Code, Treasury Department regulations, and Internal Revenue Service (“IRS”) rulings and interpretations existing on the date of this Prospectus. These authorities, however, are subject to change by Congress, the Treasury Department and judicial decisions.

This discussion does not address state or local tax consequences associated with a Contract. The discussion also does not address the potential tax and withholding rules that might apply to a Contract held by, or distributions paid to, any foreign person, including any foreign financial institution, other entity or individual. Please consult with your tax advisor if there is a possibility that a Contract might be held by, or payable to, a foreign person. In addition, we make no guarantee regarding any tax treatment – federal, state or local – of any Contract or of any transaction involving a Contract.

Our Tax Status

We are taxed as a life insurance company under the Code. The assets in the CPI MVA Separate Account are owned by us, and the income derived from such assets is includible in our income for federal income tax purposes.

The Contracts permit us to deduct a charge for any taxes we incur that are attributable to the operation or existence of the Contracts or the Separate Account. Currently, we do not anticipate making a charge for such taxes. If the level of the current taxes increases, however, or is expected to increase in the future, we reserve the right to make a charge in the future. (Please note that this discussion applies to federal income tax but not to any state or local taxes.)

Charitable Remainder Trusts

This federal tax discussion does not address tax consequences of a Contract used in a charitable remainder trust. The tax consequences of charitable remainder trusts may vary depending on the particular facts and circumstances of each individual case. Additionally, the tax rules governing charitable remainder trusts, or the taxation of a Contract used with a charitable remainder trust, may be subject to change by legislation, regulatory changes, judicial decrees or other means. You should consult competent legal or tax counsel regarding the tax treatment of a charitable remainder trust before purchasing a Contract for use within it.

General Information Regarding Nonqualified Contracts

(Contracts Not Purchased to Fund an IRA or Other Qualified Plan)

Tax Deferral During Accumulation Period.

Except where the Owner is not an individual, we expect our Contracts to be considered annuity contracts under section 72 of the Code. This means that, ordinarily, federal income tax on any gains in your Contract will be deferred until we actually make a distribution to you or you assign or pledge an interest in your Contract.

However, a Contract held by an Owner other than a natural person (for example, a corporation, partnership, limited liability company, trust, or other such entity) does not generally qualify as an annuity contract for tax purposes. Any increase in value therefore would constitute ordinary taxable income to such an Owner in the year earned. Notwithstanding this general rule, a Contract will ordinarily be treated as held by a natural person if the nominal Owner is a trust or other entity which holds the Contract as an agent for a natural person. This exception does not apply in the case of any employer which is the nominal owner of an annuity contract under a nonqualified deferred compensation arrangement for its employees.

In addition to the foregoing, if the Contract’s maturity date occurs, or is scheduled to occur, at a time when the Annuitant is at an advanced age, such as over age 95, it is possible that the Owner will be taxed currently on the annual increase in the Account Value.

The remainder of this discussion assumes that the Contract will constitute an annuity for federal tax purposes.

Aggregation of Contracts. In certain circumstances, the IRS may determine the portion of an Annuity Payment or a withdrawal from a Contract that is includible in income by combining some or all of the annuity contracts owned by an individual which are not issued in connection with a Qualified Plan.

For example, if you purchase two or more deferred annuity contracts from the same insurance company (or its affiliates) during any calendar year, all such contracts will be treated as one contract for purposes of determining whether any payment not received as an annuity (including withdrawals prior to the Maturity Date) is includible in income. Thus, if during a calendar year you bought two or more of the Contracts offered by this Prospectus (which might be done, for example, in order to invest amounts in different Terms), all of such Contracts would be treated as one Contract in determining whether withdrawals from any of such Contracts are includible in income. The IRS may also require aggregation in other circumstances and you should consult with a qualified tax advisor if you own or intend to purchase more than one annuity contract.

The effects of such aggregation are not always clear and depend on the circumstances. However, aggregation could affect the amount of a withdrawal that is taxable and the amount that might be subject to the 10% penalty tax described below.

Exchanges of Annuity Contracts. We may have issued the Contract in exchange for all or part of another annuity contract that you owned. Such an exchange would be tax free if certain requirements were satisfied. If you satisfied these requirements, your investment in the Contract immediately after the exchange is generally the same as that of the annuity contract you exchanged, increased by any additional Purchase Payment you made as part of the exchange. Your investment in the Contract may be more, less or the same as the Account Value immediately after the exchange. If your Account Value exceeds your investment in the Contract, that excess represents gain in the Contract. You have to include that gain in your gross income if you subsequently take a withdrawal or distribution from the Contract (e.g., as a partial withdrawal, full withdrawal, Annuity Payment or death benefit), or are deemed to receive a distribution (e.g., through a collateral assignment) from the Contract.

In Revenue Procedure 2011-38, the IRS amended the tax rules applicable to the partial exchange of an annuity contract for another annuity contract, effective for partial exchanges that occur after October 23, 2011. If you exchange part of an existing Contract after that date, and within 180 days of the exchange you receive a payment (e.g., you make a withdrawal) from either contract, all or a portion of the amount received could be includible in your income and also subject to a 10% penalty tax. The IRS has announced that it will apply general tax principles to determine the consequences of receiving such a payment. For example, the IRS could treat the payment as taxable only to the extent of the gain in the particular contract from which the payment was received. Alternatively, the IRS could determine that the payment was an integrated part of the exchange. In that case, the payment would be taxable to the extent of all the gain accumulated in the original contract at the time of the partial exchange, regardless of whether the payment came from the existing Contract or from the contract received in the exchange. Application of general tax principles is dependent on the facts and circumstances of each case. However, amounts received as an annuity during the 180-day period are not subject to the new rules, provided that the Annuity Payments will be made for a period of at least 10 years or for a life or joint lives.

Example: A contract had $100,000 of Account Value, of which $56,000 was gain and $44,000 was the Owner’s investment in the Contract, or “cost basis.” After October 23, 2011, the Owner did a partial exchange of 25% of the Account Value for a new annuity contract. Of the $25,000 transferred to the new contract, $14,000 represents gain and $11,000 represents cost basis transferred from the original Contract. Two months after the partial exchange, the Owner takes a withdrawal from the new contract in the amount of $17,000. If the IRS treats the withdrawal as a distribution from the new contract, only $14,000 will be taxable as a distribution of income ($25,000 of Account Value - $11,000 of cost basis in the new contract). If instead the IRS determines that the withdrawal is part of the exchange, the entire $17,000 is taxable as income because there was $56,000 of gain in the original Contract at the time of the exchange.

You should consult with your own qualified tax advisor in connection with an exchange of all or part of a Contract for another annuity contract, especially if you make a withdrawal from either contract after the exchange. The date a partial exchange occurs will be a factor in determining the tax treatment of subsequent withdrawals and other distributions from either contract.

Loss of Interest Deduction Where Contracts are Held by or for the Benefit of Certain Non-Natural Persons. In the case of Contracts issued after June 8, 1997 to a non-natural taxpayer (such as a corporation or a trust), or held for the benefit of such an entity, a portion of otherwise deductible interest may not be deductible by the entity, regardless of whether the interest relates to debt used to purchase or carry the Contract. However, this interest deduction disallowance does not affect Contracts where the income on such Contracts is treated as ordinary income that is received or accrued by the Owner during the taxable year. Entities that have purchased the Contract, or entities that will be Beneficiaries under the Contract, should consult a qualified tax advisor.

Taxation of Annuity Payments. When we make payments under a Nonqualified Contract in the form of an annuity, normally a portion of each Annuity Payment is taxable as ordinary income. The taxable portion of an Annuity Payment is equal to the excess of the payment over the exclusion amount. The exclusion amount is the amount determined by multiplying (1) the payment by (2) the ratio of the investment in the contract, adjusted for any period certain or refund feature, to the total expected value of Annuity Payments for the term of the Contract (determined under Treasury Department regulations).

In general, your investment in the Contract on the annuity start date equals the aggregate amount of Purchase Payments you have made over the life of the Contract, reduced by any amounts previously distributed from the Contract that were not subject to income tax.

Once you have recovered your total investment in the Contract tax-free, further Annuity Payments will be fully taxable. If Annuity Payments cease because the Annuitant dies before all of the investment in the Contract is recovered, the unrecovered amount generally will be allowed as a deduction on the Owner’s last tax return or, if there is a Beneficiary entitled to receive further payments, will be distributed to the Beneficiary as described more fully below under “Taxation of Death Benefit Proceeds.”.

Effective January 1, 2011, section 72(a)(2) of the Code permits partial annuitization of an annuity contract and specifies that the cost basis, or investment in the contract, be allocated pro rata between the portion of the contract being annuitized and the portion of the contract remaining deferred. We do not permit you to apply any amount less than your entire Account Value to the Annuity Options available under your Contract. Accordingly, any portion of your Contract that you withdraw to be annuitized will be reported to the IRS as a taxable distribution unless you transfer it into another contract (issued by John Hancock or by another company) in a partial exchange conforming to the rules of section 1035 of the Code and Rev. Proc. 2011-38. Any such withdrawal, whether carried out as a tax-deferred partial exchange or as a taxable withdrawal, will be subject to Market Value Adjustment and withdrawal charges.

Withdrawals, Transfers and Death Benefits. When we make a single sum payment consisting of the entire value of your Contract, you have ordinary taxable income to the extent the payment exceeds your investment in the Contract (discussed above). Such a single sum payment can occur, for example, if you take a total withdrawal from your Contract before the Maturity Date or if you or your Beneficiary do not select an extended payment option for a death benefit payment.

When you take a partial withdrawal from a Contract before the Maturity Date (or Annuity Commencement Date, if earlier), all or part of the payment may constitute taxable ordinary income to you. If, on the date of withdrawal, the total value of your Contract exceeds the investment in the Contract, the excess will be considered gain and the withdrawal will be taxable as ordinary income up to the amount of such gain. If a withdrawal exceeds the gain in your Contract, the excess amount is a tax-free return of your investment in the Contract. If you assign or pledge any part of your Account Value, the value so pledged or assigned is taxed the same as an actual withdrawal.

For purposes of determining the amount of taxable income resulting from a single sum payment or a withdrawal, all nonqualified annuity contracts issued by us or our affiliates to the Owner within the same calendar year will be treated as if they were a single contract. Taxable withdrawals may also be subject to a penalty tax for premature withdrawals as explained below.

When an individual Owner transfers ownership of a Contract issued after April 22, 1987 without receiving full and adequate consideration, the transfer is taxed like a surrender. The transferor must include in gross income the amount by which the cash surrender value exceeds any investment in the Contract. The amount included in income may also be subject to a penalty tax for premature withdrawals as explained below. The new Owner’s investment in the Contract is increased by the amount included in the transferor’s gross income as a result of the transfer. These tax issues may apply, for example, in situations where the Owner and Annuitant are not the same person and are not married to each other. A qualified tax advisor should be consulted in those situations. However, these tax rules do not apply to a transfer between Spouses or a transfer to a former Spouse incident to a divorce under Code section 1041.

There is some uncertainty regarding the treatment of the Market Value Adjustment for purposes of determining the amount includible in income as a result of any partial withdrawal, assignment or pledge, or transfer without adequate consideration. The IRS has regulatory authority to address this uncertainty. However, as of the date of this Prospectus, the IRS has not issued any final regulations addressing this matter.

Taxation of Death Benefit Proceeds. All or part of any death benefit proceeds may constitute a taxable payout of earnings. A death benefit payment generally results in taxable ordinary income to the extent of gain in the Contract.

Amounts may be distributed from a Contract because of the death of an Owner or the Annuitant. Prior to the Maturity Date, death benefit proceeds are includible in income as follows:

•	if distributed in a single sum payment under our current administrative procedures, they are taxed in the same manner as a full withdrawal, as described above; or

•	if distributed under an Annuity Option, they are taxed in the same manner as Annuity Payments; as described above; or

•	if distributed as a series of withdrawals over the Beneficiary’s life expectancy, they are taxable to the extent there is gain in the Contract.

After a Contract matures and annuity payments begin, if the Contract guarantees payments for a stated period and the Owner dies before the end of that period, payments made to the Beneficiary for the remainder of that period are includible in the Beneficiary’s income as follows:

•	if received in a single sum under our current administrative procedures, they are includible in income to the extent that they exceed the unrecovered investment in the Contract at that time; or

•	if distributed in accordance with an existing Annuity Option other than a Period Certain Only Annuity Option, they are fully excludible from income until the remaining investment in the Contract has been recovered, and all Annuity Payments thereafter are fully includible in income; or

•	if distributed in accordance with an existing Period Certain Only Annuity Option, the payments are taxed the same as the Annuity Payments made before death. A portion of each Annuity Payment is includible in income and the remainder is excluded from income as a return of the investment in the Contract.

Penalty Tax on Premature Distributions. There is a 10% penalty tax on the taxable portion of any payment from a Nonqualified Contract. Exceptions to this penalty include distributions:

•	received on or after the date on which the Contract Owner reaches age 59 1⁄2;

•	attributable to the Contract Owner becoming disabled (as defined in the tax law);

•	made to a Beneficiary on or after the death of the Contract Owner or, if the Contract Owner is not an individual, on or after the death of the primary Annuitant;

•	made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the Contract Owner or the joint lives (or joint life expectancies) of the Contract Owner and a designated Beneficiary; *

•	made under a single-premium immediate annuity contract; or

•	made with respect to certain annuities issued in connection with structured settlement agreements.

*	You may be subject to a retroactive application of the penalty tax, plus interest, if you begin taking a series of substantially equal periodic payments (Life Expectancy Distribution) and then modify the payment pattern (other than by reason of death or disability) before the later of your turning age 59 1⁄2 and the passage of five years after the date of the first payment.

Medicare Tax on Unearned Income

The Health Care and Education Reconciliation Act of 2010 (the “Act”) contains provisions for a new Medicare tax to be imposed at a maximum rate of 3.8% in taxable years beginning after December 31, 2012. Also referred to as the Net Investment Income tax, the tax is imposed on an amount equal to the lesser of (a) “net investment income” or (b) the excess of the taxpayer’s modified adjusted gross income over a specified income threshold ($250,000 for married couples filing jointly, $125,000 for married couples filing separately, and $200,000 for everyone else). “Net investment income,” for these purposes, includes the excess (if any) of gross income from annuities, interest, dividends, royalties and rents, and certain net gain, over allowable deductions, as such terms are defined in the Act or as may be defined in future Treasury Regulations or IRS guidance. The term “net investment income” does not include any distribution from a plan or arrangement described in Code sections 401(a), 403(a), 403(b), 408 (i.e., IRAs), 408A (i.e., Roth IRAs) or 457(b).

You should consult with a qualified tax advisor for further information about the impact of the Act on your individual circumstances.

Puerto Rico Nonqualified Contracts

Distributions from Puerto Rico annuity contracts issued by us are subject to federal income taxation, withholding and reporting requirements as well as Puerto Rico tax laws. Both jurisdictions impose a tax on distributions. Under federal requirements, distributions are deemed to be income first. Under the Puerto Rico tax laws, however, distributions from a Contract not purchased to fund a Qualified Plan (“Nonqualified Contract”) are generally treated as a nontaxable return of principal until the principal is fully recovered. Thereafter, all distributions under a Nonqualified Contact are fully taxable. Puerto Rico does not currently impose an early withdrawal penalty tax on premature distributions from a Nonqualified Contract. The Code, however, does impose such a penalty and bases it on the amount that is taxable under federal rules.

Annuitized distributions under a Nonqualified Contract are treated as part taxable income and part non-taxable return of principal. With annuitization, the annual amount excluded from gross income under Puerto Rico tax law is equal to the amount of the distribution in excess of 3% of the total Purchase Payments paid, until an amount equal to the total Purchase Payments paid has been excluded. Thereafter, the entire distribution from a Nonqualified Contract is included in gross income. For federal income tax purposes, however, the portion of each Annuity Payment that is subject to tax is computed on the basis of investment in the Contract and the Annuitant’s life expectancy. Generally Puerto Rico does not require income tax to be withheld from distributions of income from Nonqualified Contracts. Although Puerto Rico allows a credit against its income tax for taxes paid to the federal government, you may not be able to use the credit fully.

General Information Regarding Qualified Contracts

(Contracts Purchased to Fund an IRA or Other Qualified Plan)

Numerous special tax rules apply to participants in certain types of retirement plans that receive favorable treatment under the Code (“Qualified Plans”), and to the Contracts used in connection with these plans. We provide a brief description of types of Qualified Plans in this Prospectus and in the SAI, but make no attempt to provide more than general information in this Prospectus and the SAI about the use of Contracts with the various types of Qualified Plans.

When we issued a Contract in connection with a Qualified Plan (“Qualified Contract”), we may have amended the Contract as necessary to conform to the requirements of the Code. We have no responsibility, however, for determining whether a particular retirement plan or a particular contribution to the plan satisfies the applicable requirements of the Code, or whether a particular employee is eligible for inclusion under a plan. Your rights to any benefits under the plan may be subject to the terms and conditions of the plan itself, regardless of the terms and conditions of the Contracts.

You should consult a qualified tax advisor for specific information about the impact of tax rules and plan requirements on your particular facts and circumstances.

Distribution Requirements

The Code imposes requirements on Qualified Plans to comply with minimum distribution requirements. We provide general information, below, on minimum distribution requirements for traditional IRAs, Roth IRAs and certain other Qualified Plans.

Traditional IRAs

Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity (“IRA”) or traditional IRA (to distinguish it from the Roth IRA discussed below). Contracts issued as traditional IRAs are subject to limits on the amounts that may be contributed, the persons who may be eligible and the time when distributions may commence. Under the tax rules, the Owner and the Annuitant may not be different individuals. If a co-Annuitant is named, all distributions made while the Annuitant is alive must be made to the Annuitant.. The Contract does not qualify for use in connection with an Education IRA under section 530 of the Code.

Contributions to a Traditional IRA. Eligible rollover distributions from certain types of qualified retirement plans may be rolled over on a tax-deferred basis into a traditional IRA by former participants in the plans. For these purposes, eligible rollover distributions include lump sum amounts payable from the plan upon termination of employment, termination of the plan, disability or retirement. Eligible rollover distributions do not include (i) required minimum distributions as described in section 401(a)(9) of the Code, (ii) certain distributions for life, life expectancy, or for 10 years or more which are part of a “series of substantially equal periodic payments,” and (iii) if applicable, certain hardship withdrawals.

Distributions from a Traditional IRA. In general, unless you rolled over non-deductible contributions from any other Qualified Plan or made non-deductible contributions to your Contract, all amounts paid out from a traditional IRA Contract (in the form of an annuity, a single sum, death benefits or partial withdrawal), are taxable to the payee as ordinary income. You may incur an additional 10% penalty tax if you take a total or partial withdrawal before you reach age 59 1⁄2, unless certain exceptions apply as specified in section 72(t) of the Code. If any part of your direct rollover from a tax-qualified retirement plan includes after-tax contributions to the plan, or if you have made any non-deductible contributions to a Contract issued as a traditional IRA, part of any withdrawal, single sum, death proceeds or annuity payment from the Contract may be excluded from taxable income when received.

A Beneficiary who is not your Spouse may make a direct transfer to an inherited IRA of the amount otherwise distributable to him or her under a Contract issued as a traditional IRA.

Required Minimum Distributions from a Traditional IRA. Treasury Department regulations prescribe required minimum distribution (“RMD”) rules governing the time at which distributions from a traditional IRA to the Owner and Beneficiary must commence and the form in which the distributions must be paid. These special rules may also require the length of any guarantee period to be limited. They also affect the restrictions that the Owner may impose on the timing and manner of payment of death benefits to a Beneficiary or the period of time over which a Beneficiary may extend payment of the death benefits under the Contract. Failure to comply with RMD requirements will result in the imposition of an excise tax, generally 50% of the amount by which the amount required to be distributed exceeds the actual distribution. In the case of IRAs (other than Roth IRAs), distributions of minimum amounts (as specified in the tax law) to the Owner must generally commence by April 1 of the calendar year following the calendar year in which the Owner turns age 70 1⁄2. The amount that must be distributed each year is computed on the basis of the Owner’s age, the value of the Contract (taking into account both the account balance and the actuarial present value of other benefits provided under the Contract), and the value of all other traditional IRAs owned by the taxpayer.

Distributions made from traditional IRAs (and Roth IRAs) after the Owner’s death must also comply with RMD requirements.

Different rules governing the timing and the manner of payments apply, depending on whether the designated beneficiary is an individual and, if so, the Owner’s Spouse, or an individual other than the Owner’s Spouse. If you wish to impose restrictions on the timing and manner of payment of death benefits to your designated Beneficiary or if your Beneficiary wishes to extend over a period of time the payment of the death benefits under your Contract, please consult your own qualified tax advisor.

If you make a direct transfer of all the value from a traditional IRA to any other traditional IRA, the minimum distribution requirements (and taxes on the distributions) apply to amounts withdrawn from the other traditional IRA.

Penalty Tax on Premature Distributions from a Traditional IRA. A 10% penalty tax may be imposed on the taxable amount of any payment from a traditional IRA. The penalty tax does not apply to a payment:

•	received on or after the date on which the Contract Owner reaches age 59 1⁄2;

•	received on or after the Owner’s death or because of the Owner’s disability (as defined in the tax law); or

•	made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the Owner or for the joint lives (or joint life expectancies) of the Owner and designated Beneficiary.*

*	You may be subject to a retroactive application of the penalty tax, plus interest, if you begin taking a series of substantially equal periodic payments and then modify the payment pattern (other than by reason of death or disability) before the later of your turning age 59 1⁄2 and the passage of five years after the date of the first payment.

In addition, the penalty tax does not apply to certain distributions from IRAs that are used for first time home purchases or for higher education expenses, or to distributions made to certain eligible individuals called to active duty after September 11, 2001. Special conditions must be met to qualify for these three exceptions to the penalty tax. If you wish to take a distribution from a traditional IRA for these purposes, you should consult your own qualified tax advisor.

If you rollover a Contract issued as a traditional IRA to a Roth IRA by taking a total withdrawal from the Contract and purchasing a Roth IRA, you may be subject to federal income taxes, including withholding taxes. Please read “Conversion or Rollover to a Roth IRA,” below, for more information.

Roth IRAs

Section 408A of the Code permits eligible individuals to contribute to a type of IRA known as a “Roth IRA.” Roth IRAs are generally subject to the same rules as traditional IRAs, but they differ in certain significant ways with respect to the taxation of contributions and distributions.

Contributions to a Roth IRA. Unlike a traditional IRA, contributions to a Roth IRA are not deductible. As with a traditional IRA, eligible rollover distributions from certain types of qualified retirement plans may be directly rolled over into a Roth IRA by former participants in the plan. For these purposes, eligible rollover distributions include lump sum amounts payable from the plan upon termination of employment, termination of the plan, disability or retirement. Eligible rollover distributions do not include: (i) required minimum distributions as described in section 401(a)(9) of the Code; (ii) certain distributions for life, life expectancy, or for 10 years or more which are part of a “series of substantially equal periodic payments;” and (iii) if applicable, certain hardship withdrawals.

Distributions from a Roth IRA. Unlike a traditional IRA, distributions from Roth IRAs need not commence after the Owner turns age 70 1⁄2. Distributions must, however, begin after the Owner’s death. Distributions after the Owner’s death must comply with the minimum distribution requirements described above for traditional IRAs. Different rules governing the timing and the manner of payments apply, depending on whether the designated beneficiary is an individual and, if so, the Owner’s Spouse, or an individual other than the Owner’s Spouse.

If you wish to impose restrictions on the timing and the manner of payment of death proceeds to your designated beneficiary or if your Beneficiary wishes to extend payment of the Contract death proceeds over a period of time, please consult your own qualified tax advisor.

Qualified distributions from a Roth IRA are excluded from income. A qualified distribution for these purposes is a distribution that satisfies two requirements. First, the distribution must be made in a taxable year that is at least five years after the first taxable year for which a contribution to any Roth IRA established for the Owner was made. Second, the distribution must be:

•	made after the Owner turns age 59 1⁄2;

•	made after the Owner’s death;

•	attributable to the Owner being disabled; or

•	a qualified first-time homebuyer distribution within the meaning of section 72(t)(2)(F) of the Code.

A rollover from a Contract issued as a Roth IRA to another Roth IRA is not subject to income tax.

Penalty Tax on Premature Distributions from a Roth IRA. Taxable distributions before age 59 1⁄2 may also be subject to a 10% penalty tax. This early distribution penalty may apply to amounts converted to a Roth IRA that are subsequently distributed within a 5-taxable year period beginning in the year of conversion. Please read “Penalty Tax on Premature Distributions from a Traditional IRA,” above, for more information.

The state tax treatment of a Roth IRA may differ from the federal income tax treatment of a Roth IRA. You should seek independent tax advice if you intend to use the Contract in connection with a Roth IRA.

Conversion or Rollover to a Roth IRA. You can convert a traditional IRA to a Roth IRA. You also can initiate a direct rollover distribution from a Contract issued under a retirement plan described in sections 401(a) or 403(a) of the Code or a governmental deferred compensation plan described in section 457(b) of the Code to a Roth IRA Contract. The Roth IRA annual contribution limit does not apply to conversion or rollover amounts.

You must pay tax on any portion of a conversion or rollover amount that would have been taxed if you had not converted or rolled over to a Roth IRA. If you convert a Contract issued as a traditional IRA to a Roth IRA, the amount deemed to be the conversion amount for tax purposes may be higher than the Account Value because of the deemed value of guarantees. If you convert a Contract issued as a traditional IRA to a Roth IRA, you may instruct us not to withhold any of the conversion amount for taxes and remittance to the IRS. If you do instruct us to withhold for taxes when converting a Contract issued as a traditional IRA to a Roth IRA, we will treat any amount we withhold as a withdrawal from your Contract which could result in a Market Value Adjustment.

If you direct the sponsor or administrator to transfer a rollover amount from your “non-Roth” Qualified Plan Contract to a Roth IRA Contract, there is no mandatory tax withholding that applies to the rollover amount. A direct rollover to a Roth IRA is not subject to mandatory tax withholding, even though the distribution is includible in gross income.

Current tax law no longer imposes a restriction based on adjusted gross income on a taxpayer’s ability to convert a traditional IRA or other qualified retirement accounts to a Roth IRA. Accordingly, taxpayers with more than $100,000 of adjusted gross income may now convert such assets to a Roth IRA. Generally, the amount converted to a Roth IRA is included in ordinary income for the year in which the account was converted. Given the taxation of Roth IRA conversions and the potential for an early distribution penalty tax, you should consider the resources that you have available, other than your retirement plan assets, for paying any taxes that would become due the year of any such conversion or a subsequent year. You should seek independent qualified tax advice if you intend to use the Contract in connection with a Roth IRA.

You are not subject to federal income tax on a direct rollover of distributions from a Roth account in another Qualified Plan permitted to be rolled over into a Contract issued as a Roth IRA, or from a Contract issued as a Roth IRA to another Roth IRA.

Other Qualified Plans

You may have purchased a Qualified Contract for use in connection with certain retirement plans that receive favorable treatment under the Code, but are not traditional IRAs or Roth IRAs. The other types of retirement plans (“Other Qualified Plans”) include:

Other Qualified Plan Type
SIMPLE IRA Plans	In general, under Section 408(p) of the Code a small business employer may establish a SIMPLE IRA plan if the employer employed no more than 100 employees earning at least $5,000 during the preceding year. Under a SIMPLE IRA plan both employees and the employer make deductible contributions. SIMPLE IRAs are subject to various requirements, including limits on the amounts that may be contributed, the persons who may be eligible, and the time when distributions may commence. The requirements for minimum distributions from a SIMPLE IRA plan are generally the same as those discussed above for distributions from a traditional IRA. The rules on taxation of distributions are also similar to those that apply to a traditional IRA with a few exceptions.

Simplified Employee Pensions (SEP-IRAs)	Section 408(k) of the Code allows employers to establish simplified employee pension plans for their employees, using the employees’ IRAs for such purposes, if certain criteria are met. Under these plans the employer may, within specified limits, make deductible contributions on behalf of the employees to IRAs. The requirements for minimum distributions from a SEP-IRA, and rules on taxation of distributions from a SEP-IRA, are generally the same as those discussed above for distributions from a traditional IRA.

Other Qualified Plan Type
Corporate and Self-Employed Pension and Profit-Sharing Plans (H.R. 10 and Keogh)	Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of tax-deferred retirement plans for employees. The Self-Employed Individuals’ Tax Retirement Act of 1962, as amended, commonly referred to as “H.R. 10” or “Keogh,” permits self-employed individuals to establish tax-favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of annuity contracts in order to provide benefits under the plans; however, there are limits on the amount of incidental benefits that may be provided under pension and profit sharing plans.

Deferred Compensation Plans of State and Local Governments and Tax-Exempt Organizations	Section 457 of the Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. A Section 457 plan must satisfy several conditions, including the requirement that it must not permit distributions prior to your separation from service (except in the case of an unforeseen emergency). When we make payments under a Section 457 Contract, the payment is taxed as ordinary income. Please see the SAI for information on restrictions under the Texas Optional Retirement Program. You may request a copy of the SAI from the Annuities Service Center.

In the case of a Contract held by the trustee of a Qualified Plan, references to the Owner in the discussion below should be read to mean the employee named as the Annuitant on the Contract.

Collecting and Using Information. Through your participation in a Qualified Plan, the Company, your employer, your Plan administrator, and your Plan sponsor collect various types of confidential information you provide in your agreements, such as your name and the name of any Beneficiary, Social Security Numbers, addresses, and occupation information. The Company, your employer, the Plan administrator, and your Plan sponsor also collect confidential information relating to your Plan transactions, such as Account Values, Purchase Payments, withdrawals, transfers, loans and investments. In order to comply with IRS regulations and other applicable law in servicing your Contract, the Company, your employer, the Plan administrator and the Plan sponsor may be required to share such confidential information among themselves, other current, former or future providers under your Qualified Plan, and among their employees. By maintaining a Contract for use in a Qualified Plan, you consent to such sharing of confidential information. The Company will not disclose any such confidential information to anyone, except as permitted by law or in accordance with your consent.

Contributions to Other Qualified Plans. We have no responsibility for determining whether a particular retirement plan or a particular contribution to the plan satisfies the applicable requirements of the Code and the plan. In general, the Code imposes limitations on the amount of annual compensation that can be contributed into Other Qualified Plans and contains rules to limit the total amount you can contribute to all of your IRAs and Other Qualified Plans. Trustees and administrators of Other Qualified Plans may, however, generally invest and reinvest existing plan assets without regard to such Code imposed limitations on contributions. Certain distributions from Other Qualified Plans may be transferred directly to another plan, unless funds are added from other sources, without regard to such limitations.

Distributions from Other Qualified Plans. If permitted under your plan, you may take a withdrawal in the form of a distribution:

•	from Contract intended for use with any Qualified Plan (other than a section 457 deferred compensation plan maintained by a tax-exempt organization) and make a “tax-free rollover” to a traditional IRA; or

•	from a Contract intended for use with a retirement plan qualified under sections 401(a) or 403(a) of the Code or a governmental deferred compensation plan described in section 457(b) of the Code and make a “tax-free rollover” to any such plans.

In addition, if your Spouse is your designated Beneficiary and survives you, he or she is permitted to take a distribution from a Contact intended for use with your tax-qualified retirement account and make a “tax-free rollover” to another tax-qualified retirement account in which your surviving Spouse participates, to the extent permitted by your surviving Spouse’s plan. A Beneficiary who is not your surviving Spouse may, if permitted by the plan, make a direct transfer to a traditional IRA of the amount otherwise distributable to him or her upon your death under a Contract that is held as part of a retirement plan described in sections 401(a) or 403(a) of the Code or a governmental deferred compensation plan described in section 457(b) of the Code. The IRA is treated as an inherited IRA of the non-Spouse Beneficiary.

You may make a “tax-free rollover” to a Roth IRA from a Contract intended for use as a Roth account in a retirement plan described in section 401(a) of the Code or a governmental deferred compensation plan described in section 457(b) of the Code.

In lieu of taking a distribution from your plan (including a section 457 deferred compensation plan maintained by a tax-exempt organization), your plan may permit you to make a direct trustee-to-trustee transfer of a Qualified Contract from the plan.

Current Treasury Department regulations provide a simplified method to determine the taxable portion of annuity payments under Contracts issued in connection with Other Qualified Plans. Please consult with a qualified tax advisor for further information.

Required Minimum Distributions from Other Qualified Plans. Treasury Department regulations prescribe RMD rules governing the time at which distributions from Other Qualified Plans to the Owner and Beneficiary must commence and the form in which the distributions must be paid. These rules are substantially similar to the RMD rules described above for a traditional IRA, except that distributions of required minimum amounts must generally commence by the later of:

•	April 1 of the calendar year following the calendar year in which the Qualified Plan participant turns 70 1⁄2; or

•	April 1 of the calendar year following the calendar year in which Qualified Plan participant (other than a 5% owner) retires from the employer that sponsored the Qualified Plan.

Penalty Tax on Premature Distributions from Other Qualified Plans. A 10% penalty tax may be imposed on the taxable amount of any payment from certain Qualified Contracts (but generally not section 457 plans). (The amount of the penalty tax is 25% of the taxable amount of any payment received from a SIMPLE retirement account during the 2-year period beginning on the date the individual first participated in any qualified salary reduction arrangement maintained by the individual’s employer.) There are exceptions to this penalty tax which vary depending on the type of Qualified Plan. In the case of a traditional IRA, including a SIMPLE IRA, the penalty tax does not apply to a payment:

•	received on or after the date on which the Contract Owner reaches age 59 1⁄2;

•	received on or after the Owner’s death or because of the Owner’s disability (as defined in the tax law); or

•	made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the Owner or for the joint lives (or joint life expectancies) of the Owner and “designated beneficiary” (as defined in the tax law).*

*	You may be subject to a retroactive application of the penalty tax, plus interest, if you begin taking a series of substantially equal periodic payments and then modify the payment pattern (other than by reason of death or disability) before the later of your turning age 59 1⁄2 and the passage of five years after the date of the first payment.

These exceptions, as well as certain others not described herein, generally apply to taxable distributions from Other Qualified Plans (although, in the case of plans qualified under sections 401 and 403 of the Code, the exception for substantially equal periodic payments applies only if the Owner has separated from service). If you wish to take a distribution and rely on an exception to the penalty tax, you should consult your own qualified tax advisor.

Withholding on Eligible Rollover Distributions. Eligible rollover distributions from a retirement plan that is qualified under sections 401(a), 403(a) or 403(b) of the Code, or from a governmental deferred compensation plan described in section 457(b) of the Code are subject to mandatory withholding. An eligible rollover distribution generally is any taxable distribution from such plans except: (i) minimum distributions required under section 401(a)(9) of the Code; (ii) certain distributions for life, life expectancy, or for 10 years or more which are part of a “series of substantially equal periodic payments;” and (iii) if applicable, certain hardship withdrawals.

Federal income tax of 20% will be withheld from an eligible rollover distribution. The withholding is mandatory, and you cannot elect to have it not apply. This 20% withholding will not apply, however, if instead of receiving the eligible rollover distribution, you choose to have it directly transferred to an eligible retirement plan, including a traditional IRA, or to a Roth IRA.

If we have to withhold a portion of your distribution, we will treat any amount we withhold as a withdrawal from your Contract, which could result in a Market Value Adjustment.

We do not need to withhold any amounts if you provide us with information, on the forms we require for this purpose, that you wish to assign a Qualified Contract and/or transfer amounts from that Contract directly to another Qualified Plan. You should seek independent tax advice if you intend to maintain a Contract for use with a Qualified Plan.

Designated Roth Accounts within Other Qualified Plans. The Small Business Jobs Act of 2010 authorizes: (1) participants in governmental deferred compensation plans described in section 457(b) to contribute deferred amounts to designated Roth accounts within their 457(b) plan; and (2) participants in 401(k), 403(b) and certain other plans to roll over qualified distributions into a designated Roth account within their plans, if allowed by their plans. The Contract, however, was not designed to separately account for any Account Value in a single Contract that is split between Roth and non-Roth accounts, even if your 401(k) Plan, 403(b) Plan or 457 Plan allows you to split your account. If your plan allows it, and you split your Account Value into Roth and non-Roth accounts, you or your plan administrator (in the case of 401(k) Plans) will be responsible for the accounting of your Account Value for tax purposes: calculating withholding, income tax reporting, and verifying Required Minimum Distributions made under our Life Expectancy Distribution program. We are not responsible for the calculations of any service provider that you may use to split Account Value between Roth and non-Roth accounts. We will deny any request that would create such a split.

Rollover to a Roth IRA. Current tax law no longer imposes a restriction, based on adjusted gross income, on a taxpayer’s ability to initiate a direct rollover from a non-Roth account in a Qualified Plan to a Roth IRA. Accordingly, taxpayers with more than $100,000 of adjusted gross income may now initiate a direct rollover of a distribution from a retirement plan described in sections 401(a), 403(a), or 403(b) of the Code or a governmental deferred compensation plan described in section 457(b) of the Code to a Roth IRA. The Roth IRA annual contribution limit does not apply to rollover amounts.

You must, however, pay tax on any portion of the rollover amount that would have been taxed if you had not made a direct rollover to a Roth IRA. No similar limitations apply to rollovers to one Roth IRA from another Roth IRA or from a Roth account in a retirement plan described in section 401(a) or section 403(b) of the Code or a governmental deferred compensation plan described in section 457(b) of the Code. Please note that the amount deemed to be the “rollover amount” for tax purposes may be higher than the Account Value because of the deemed value of guarantees.

A 10% penalty tax for premature distributions may apply if amounts converted to a Roth IRA are distributed within the 5-taxable year period beginning in the year the conversion is made. Generally, the amount converted to a Roth IRA is included in ordinary income for the year in which the account was converted.

If you instruct us to transfer a rollover amount from a Qualified Contract to a Roth IRA, we will assume it is permitted under your plan and you may instruct us to not withhold any of the rollover for taxes and remittance to the IRS. A direct rollover is not subject to mandatory tax withholding, even if the distribution is includible in gross income. If you instruct us to withhold taxes in connection with a direct rollover from an existing Contract to a Roth IRA, we will treat any amount we withhold as a withdrawal from your Contract. This could result in a Market Value Adjustment.

Given the taxation of direct rollovers to a Roth IRA and the potential for an early distribution penalty tax, you should consider the resources that you have available, other than your retirement plan assets, for paying any taxes that would become due the year of any such rollover or a subsequent year. You should seek independent qualified tax advice if you intend to use the Contract in connection with a Roth IRA.

Puerto Rico Contracts Issued to Fund Retirement Plans

The tax laws of Puerto Rico vary significantly from the provisions of the Internal Revenue Code of the United States that are applicable to various Qualified Plans. If you purchased a Contract intended for use in connection with Puerto Rican “tax qualified” retirement plans, please note that the text of this Prospectus addresses U.S. federal tax law only and is inapplicable to the tax laws of Puerto Rico.

See Your Own Tax Professional

The foregoing description of federal income tax topics and issues is only a brief summary and is not intended as tax advice. It does not include a discussion of federal estate and gift tax or state tax consequences. The rules under the Code governing Qualified Plans are extremely complex and often difficult to understand. Changes to the tax laws may be enforced retroactively. Anything less than full compliance with the applicable rules, all of which are subject to change from time to time, can have adverse tax consequences. The taxation of an Annuitant or other payee has become so complex and confusing that great care must be taken to avoid pitfalls. For further information you should always consult with your own qualified tax professional.

VIII. General Matters

Confirmation Statements

We send you confirmation statements for certain transactions in your account. You should carefully review these statements to verify their accuracy and should immediately report any mistake to our Annuities Service Center. If you fail to notify our Annuities Service Center of any mistake within 60 days of the mailing of the confirmation statement, you will be deemed to have ratified the transaction.

Legal Proceedings

There are no material pending legal proceedings, other than ordinary routine litigation, to which John Hancock USA or any of our subsidiaries is a party or to which any of our or their property is subject. To the best of our knowledge, no such proceedings are contemplated by any governmental authority or any other party.

For a description of legal proceedings to which MFC is a party, see “Legal Proceedings” in MFC’s Annual Information Form within MFC’s Annual Report on Form 40-F for the year ended December 31, 2017, as filed on February 7, 2018, which is incorporated by reference in this Prospectus and in the registration statement of which this Prospectus forms a part.

Legal Opinions

The validity of the Contract Value Interests under deferred annuity Contracts and MFC Subordinated Guarantee offered in this Prospectus will be passed upon for us by Thomas J. Loftus, Esq., Assistant Vice President and Assistant General Counsel, John Hancock USA. Certain matters regarding Canadian law with respect to the MFC Subordinated Guarantee will be passed upon for MFC by Torys LLP, Toronto, Canada. On the date of this Prospectus, the partners and associates of Torys LLP own an aggregate of approximately 15,000 MFC common shares.

Experts

The consolidated financial statements of MFC as at December 31, 2017 and 2016, and for the years then ended, included in MFC’s Annual Report on Form 40-F for the year ended December 31, 2017, filed with the SEC on February 7, 2018, and the consolidated financial statements of MFC as at December 31, 2016 and 2015, and for the years then ended, included in MFC’s Annual Report on Form 40-F, filed with the SEC on February 9, 2017, which are incorporated by reference in this Prospectus and in the registration statement of which this Prospectus forms a part, have been audited by Ernst & Young LLP, Toronto, Canada, an independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Notices and Reports to Contract Owners

At least once each Contract Year, we send you a statement showing the Account Value of the Contract as of the date of the statement. The statement also shows Purchase Payments and any other information required by any applicable law or regulation.

Contract Owner Inquiries

You should direct all inquiries to our Annuities Service Center; its mailng address is P.O. Box 55444, Boston, MA 02205-5444; its overnight mail address is 30 Dan Road – Suite 55444, Canton, MA 02021-2809; its toll-free telephone number is (800)344 -1029; and its Website address is www.jhannuities.com.

Appendix A: How Interest is Credited

The Declared Interest Rate is declared by us and is shown on the Contract specifications page. At each Contract Anniversary, we determine the Indexed Crediting Rate applicable for the following Contract Year based on the year-over-year change in the CPI-U as determined three months prior to the Contract Anniversary and adjusted by a Guaranteed Margin. The Indexed Crediting Rate will never fall below the Floor Rate or be greater than the Rate Cap as demonstrated in examples B and C below. The Indexed Crediting Rate will be applied on a daily basis, which, if compounded daily for one year, would equal the applicable Indexed Crediting Rate determined for that year. The Guaranteed Margin is shown on the specifications page, remains constant for the selected Term, and could be a negative value.

We reference the CPI-U as published three months previous to determining the Indexed Crediting Rate. The CPI-U is available approximately mid-month every month and calculated based upon the previous month’s values.

The following examples assume that the current date is April 10, 2010. To set the Indexed Crediting Rate as of April 10, 2010, we would look to the CPI-U that was available on February 19, 2010, reflecting January 2010 values. This may be referred to as a “3 month look-back,” (April to January). If today is instead April 20, 2010 and we are setting rates, we would still look to the CPI-U that was available on February 19, 2010, rather than referencing the CPI-U available on April 18, 2010. Therefore, any day in April would be using the CPI-U from January that was released in February.

Indexed Crediting Rate Formula

The following formula represents that at the beginning of each Contract Anniversary within any selected Term, the Indexed Crediting Rate (Rt) for each year of the Term (t) would be the greater of the Indexed Crediting Rate as determined using the CPI-U plus the Guaranteed Margin (M), or the Floor Rate, and the lesser of the Indexed Crediting Rate or the Rate Cap.

Rt may not be less than the Floor Rate nor greater than the Rate Cap.

Where:

Rt = Indexed Crediting Rate applicable for the following year

CPIt = the CPI-U value from 3 months prior to the rate determination date.

CPIt-1 = the CPI-U value 1 year prior to CPIt

M = the Guaranteed Margin

Example A    Determining the Indexed Crediting Rate

If the CPI-U value three months prior to the rate determination date is 200, the prior year’s CPI-U value is 195, and the Guaranteed Margin is 0.50%, then the Indexed Crediting Rate before the Floor Rate and Rate Cap is applied would be:

3.06% is greater than the Floor Rate, and less than the Rate Cap, so the Indexed Crediting Rate for the Contract Year is 3.06%.

Example B     Impact of Rate Floor on Indexed Crediting Rate

If the CPI-U value three months prior to the rate determination date is 190, the prior year’s CPI-U value is 200, the Rate Cap is 8%, and the Guaranteed Margin is 0.50%, then the Indexed Crediting Rate before the Rate Floor and Rate Cap are applied would be:

Because -4.50% is less than the 0% Rate Floor, the Indexed Crediting Rate for the Contract Year is 0%.

A-1

Example C    Impact of Rate Cap on Indexed Crediting Rate

If the CPI-U value three months prior to the rate determination date is 220, the prior year’s CPI-U value is 200, the Rate Cap is 8%, and the Guaranteed Margin is 0.50%, then the Indexed Crediting Rate before the Rate Floor and Rate Cap are applied would be:

Because 11.03% is greater than the 8% Rate Cap, the Indexed Crediting Rate for the Contract Year is 8%

A-2

Appendix B: Examples of Market Value Adjustment Calculations

Example 1: Request for Total Withdrawal with Negative MVA

Contract issue date:	9/15/2010
Premium	100,000
Term Selected	5 year
Guaranteed Margin in effect for Current Term	0.43%
Withdrawal occurs at the end of year 2
Account Value at time of Withdrawal	106,812
The Guaranteed Margin on a new 3-yr CPI-U MVA	0.71%
Adjustment factor	0.25%
Withdrawal Charge	7.00%

						Withdrawal
Date	Beginning of Year Account Value	CPI- U Percentage Change	Guaranteed Margin in Effect for Current Term	Indexed Crediting Rate	Interest Earned Over The Year	Gross Withdrawal (End Of Year)	MVA	Withdrawal Charge	Net Withdrawal (End Of Year)
9/15/2010	100,000		0.43%	3.30%	3,300
9/15/2011	103,300	2.97%	0.43%	3.40%	3,512	106,812	(1,618)	7,231	97,963
9/15/2012
9/15/2013
9/15/2014
9/15/2015

Step 1: We first determine the portion of the gross withdrawal request that is subject to a Market Value Adjustment and withdrawal charges. Since a total withdrawal of Account Value was requested, the Free Withdrawal Amount of $3,512 is subtracted from the total amount of the Account Value of $106,812. The Free Withdrawal Amount is equal to the prior 12 months of interest earned. The Gross Withdrawal Amount subject to Market Value Adjustment and withdrawal charges in this case is $103,300.

Step 2: We next determine the amount of the Market Value Adjustment. In this example, the Guaranteed Margin we assume to be in effect for the Contract (0.43%) is lower than the Guaranteed Margin we assume to be offering for the remaining duration of the Term (0.71% for a new 3 year Term). The resulting Market Value Adjustment factor of 0.98433 would reduce the amount payable.

See below for MVA factor formula:

M issue is the Guaranteed Margin in effect for current Term

M withdrawal is the Guaranteed Margin offered on a Term equal to the number of months remaining in the current Term, as of the date the withdrawal request is processed. For purposes of this calculation, months remaining will be rounded up to the next nearest whole month

n is the number of whole months remaining in the current Term, rounded up to nearest whole month.

k is the adjustment factor.

We determine the amount of the Market Value Adjustment by multiplying the Gross Withdrawal Amount that is subject to a Market Value Adjustment ($103,300) by the Market Value Adjustment factor of 0.98433, which produces a result of $101,682. The amount of Market Value Adjustment is the difference between $101,682 and $103,300, or a negative $1,618.

Step 3: We next determine the amount of withdrawal charge. To do this, we multiply the Gross Withdrawal Amount that is subject to a withdrawal charge of $103,300 by the 7% withdrawal charge to produce a withdrawal charge of $7,231.

Step 4: Next apply the Market Value Adjustment and subtract the withdrawal charge from the Gross Withdrawal Amount. This results in a net amount payable of $97,963 ($106,812- $1,618 - $7,231), assuming that no amount is withheld for taxes. The Contract is then terminated.

Example 2: Request for Total Withdrawal with Positive MVA

Contract issue date:	9/15/2010
Premium	100,000
Term Selected	5 year
Guaranteed Margin in effect for Current Term	0.43%
Withdrawal occurs at the end of year 2
Account Value at time of Withdrawal	106,812
The Guaranteed Margin on a new 3-yr CPI-U MVA	0.10%
Adjustment factor	0.25%
Withdrawal Charge	7.00%

						Withdrawal
Date	Beginning of Year Account Value	CPI- U Percentage Change	Guaranteed Margin in Effect for Current Term	Indexed Crediting Rate	Interest Earned Over The Year	Gross Withdrawal (End Of Year)	MVA	Withdrawal Charge	Net Withdrawal (End Of Year)
9/15/2010	100,000		0.43%	3.30%	3,300
9/15/2011	103,300	2.97%	0.43%	3.40%	3,512	106,812	247	7,231	99,828
9/15/2012
9/15/2013
9/15/2014
9/15/2015

Step 1: We first determine the portion of the gross withdrawal request that is subject to a Market Value Adjustment and withdrawal charges. Since a total withdrawal of Account Value was requested, the Free Withdrawal Amount of $3,512 is subtracted from the total amount of the Account Value of $106,812. The Free Withdrawal Amount is equal to the prior 12 months of interest earned. The Gross Withdrawal Amount subject to Market Value Adjustment and withdrawal charges in this case is $103,300.

Step 2: We next determine the amount of the Market Value Adjustment. In this example, the Guaranteed Margin we assume to be in effect for the Contract (0.43%) is higher than the Guaranteed Margin we assume to be offering for the remaining duration of the Term (0.1% for a new 3 year Term). The resulting Market Value Adjustment factor of 1.00239 increases the amount payable.

See below for MVA factor formula:

M issue is the Guaranteed Margin in effect for current Term

M withdrawal is the Guaranteed Margin offered on a Term equal to the number of months remaining in the current Term, as of the date the withdrawal request is processed. For purposes of this calculation, months remaining will be rounded up to the next nearest whole month

n is the number of whole months remaining in the current Term, rounded up to nearest whole month.

k is the adjustment factor.

We determine the amount of the Market Value Adjustment by multiplying the Gross Withdrawal Amount that is subject to a Market Value Adjustment ($103,300) by the Market Value Adjustment factor of 1.00239, which produces a result of $103,547. The amount of Market Value Adjustment is the difference between $103,547 and $103,300, or a positive $247.

Step 3: We next determine the amount of withdrawal charge. To do this, we multiply the Gross Withdrawal Amount that is subject to a withdrawal charge of $103,300 by the 7% withdrawal charge to produce a withdrawal charge of $7,231.

Step 4: Next apply the Market Value Adjustment and subtract the withdrawal charge from the Gross Withdrawal Amount. This results in a net amount payable of $99,828 ($106,812+ $247 - $7,231), assuming that no amount is withheld for taxes. The Contract is then terminated.

Example 3: Request for Gross Partial Withdrawal with Inflation all years

Contract issue date:	9/15/2010
Premium	100,000
Term Selected	5 year
Guaranteed Margin in effect for Current Term	0.43%
Gross Withdrawal occurs at the end of year 2	25,000
The Guaranteed Margin on a new 3-yr CPI-U MVA	0.71%
Adjustment factor	0.25%
Withdrawal Charge	7.00%

						Withdrawal
Date	Beginning of Year Account Value	CPI- U Percentage Change	Guaranteed Margin in Effect for Current Term	Indexed Crediting Rate	Interest Earned Over The Year	Gross Withdrawal (End Of Year)	MVA	Withdrawal Charge	Net Withdrawal (End Of Year)
9/15/2010	100,000		0.43%	3.30%	3,300
9/15/2011	103,300	2.97%	0.43%	3.40%	3,512	25,000	(337)	1,504	23,159
9/15/2012	81,812	3.99%	0.43%	4.42%	3,612
9/15/2013	85,424	2.08%	0.43%	2.51%	2,140
9/15/2014	87,565	4.28%	0.43%	4.71%	4,125
9/15/2015	91,689

Step 1: We first determine the portion of the partial withdrawal request that is subject to a Market Value Adjustment and withdrawal charges. For a ‘gross’ partial withdrawal request, the Free Withdrawal Amount of $3,512 is subtracted from the total amount of the request $25,000. The Free Withdrawal Amount is equal to the prior 12 months of interest earned. The Gross Withdrawal Amount subject to Market Value Adjustment and withdrawal charges in this case is $21,488.

Step 2: We next determine the amount of the Market Value Adjustment. In this example, the Guaranteed Margin we assume to be in effect for the Contract (0.43%) is lower than the Guaranteed Margin we assume to be offering for the remaining duration of the Term (0.71% for a new 3 year Term). The resulting Market Value Adjustment factor of 0.98433 would reduce the amount payable.

See below for MVA factor formula:

M issue is the Guaranteed Margin in effect for current Term

M withdrawal is the Guaranteed Margin offered on a Term equal to the number of months remaining in the current Term, as of the date the withdrawal request is processed. For purposes of this calculation, months remaining will be rounded up to the next nearest whole month

n is the number of whole months remaining in the current Term, rounded up to nearest whole month.

k is the adjustment factor.

We determine the amount of the Market Value Adjustment by multiplying the Gross Withdrawal Amount that is subject to a Market Value Adjustment ($21,488) by the Market Value Adjustment factor of 0.98433, which produces a result of $21,151. The amount of Market Value Adjustment is the difference between $21,151 and $21,488, or a negative $337.

Step 3: We next determine the amount of withdrawal charge. To do this, we multiply the Gross Withdrawal Amount that is subject to a withdrawal charge of $21,488 by the 7% withdrawal charge to produce a withdrawal charge of $1,504.

Step 4: Next apply the Market Value Adjustment and subtract the withdrawal charge from the Gross Withdrawal Amount. This results in a net amount payable of $23,159 ($25,000 - $337 - $1,504), assuming that no amount is withheld for taxes. The remaining Account Value is $81,812 ($25,000 was deducted) and the Contract remains in force.

Example 4: Request for Gross Partial Withdrawal with Inflation and Deflation

Contract issue date:	9/15/2010
Premium	100,000
Term Selected	5 year
Guaranteed Margin in effect for Current Term	0.43%
Gross Withdrawal occurs at the end of year 2	25,000
The Guaranteed Margin on a new 3-yr CPI-U MVA	0.71%
Adjustment factor	0.25%
Withdrawal Charge	7.00%

						Withdrawal
Date	Beginning of Year Account Value	CPI- U Percentage Change	Guaranteed Margin in Effect for Current Term	Indexed Crediting Rate	Interest Earned Over The Year	Gross Withdrawal (End Of Year)	MVA	Withdrawal Charge	Net Withdrawal (End Of Year)
9/15/2010	100,000		0.43%	3.30%	3,300
9/15/2011	103,300	-2.20%	0.43%	0.00%	0	25,000	(392)	1,750	22,858
9/15/2012	78,300	3.99%	0.43%	4.42%	3,457
9/15/2013	81,757	-0.24%	0.43%	0.19%	155
9/15/2014	81,913	4.28%	0.43%	4.71%	3,858
9/15/2015	85,771

Step 1: We first determine the portion of the partial withdrawal request that is subject to a Market Value Adjustment and withdrawal charges. For a ‘gross’ partial withdrawal request, the Free Withdrawal Amount of $0 is subtracted from the total amount of the request $25,000. The Free Withdrawal Amount is equal to the prior 12 months of interest earned, and in this case there was no interest earned, because the 0% floor was reached. The Gross Withdrawal Amount subject to Market Value Adjustment and withdrawal charges in this case is $25,000.

Step 2: We next determine the amount of the Market Value Adjustment. In this example, the Guaranteed Margin we assume to be in effect for the Contract (0.43%) is lower than the Guaranteed Margin we assume to be offering for the remaining duration of the Term (0.71% for a new 3 year Term). The resulting Market Value Adjustment factor of 0.98433 would reduce the amount payable.

See below for MVA factor formula:

M issue is the Guaranteed Margin in effect for current Term

M withdrawal is the Guaranteed Margin offered on a Term equal to the number of months remaining in the current Term, as of the date the withdrawal request is processed. For purposes of this calculation, months remaining will be rounded up to the next nearest whole month

n is the number of whole months remaining in the current Term, rounded up to nearest whole month.

k is the adjustment factor.

We determine the amount of the Market Value Adjustment by multiplying the Gross Withdrawal Amount that is subject to a Market Value Adjustment ($25,000) by the Market Value Adjustment factor of 0.98433, which produces a result of $24,608. The amount of Market Value Adjustment is the difference between $24,608 and $25,000, or a negative $392.

Step 3: We next determine the amount of withdrawal charge. To do this, we multiply the Gross Withdrawal Amount that is subject to a withdrawal charge of $25,000 by the 7% withdrawal charge to produce a withdrawal charge of $1,750.

Step 4: Next apply the Market Value Adjustment and subtract the withdrawal charge from the Gross Withdrawal Amount. This results in a net amount payable of $22,858 ($25,000 - $392 - $1,750), assuming that no amount is withheld for taxes. The remaining Account Value is $78,300 ($25,000 was deducted) and the Contract remains in force.

Example 5: Request for Net Partial Withdrawal

Contract issue date:	9/15/2010
Premium	100,000
Term Selected	5 year
Guaranteed Margin in effect for Current Term	0.43%
Net Withdrawal occurs at the end of year 2	25,000
The Guaranteed Margin on a new 3-yr CPI-U MVA	0.71%
Adjustment factor	0.25%
Withdrawal Charge	7.00%

						Withdrawal
Date	Beginning of Year Account Value	CPI- U Percentage Change	Guaranteed Margin in Effect for Current Term	Indexed Crediting Rate	Interest Earned Over The Year	Gross Withdrawal (End Of Year)	MVA	Withdrawal Charge	Net Withdrawal (End Of Year)
9/15/2010	100,000		0.43%	3.30%	3,300
9/15/2011	103,300	2.97%	0.43%	3.40%	3,512	27,013	(368)	1,645	25,000
9/15/2012	79,799	3.99%	0.43%	4.42%	3,523
9/15/2013	83,322	2.08%	0.43%	2.51%	2,088
9/15/2014	85,410	4.28%	0.43%	4.71%	4,023
9/15/2015	89,433

Step 1: We will calculate a Gross Withdrawal Amount that is large enough to cover any applicable Market Value Adjustment and withdrawal charge so that the requested net amount is received.

Net Withdrawal Amount + Free Amount * ((MVA factor – 1) – Withdrawal charge %)
	Gross Withdrawal Amount =	(1 + (MVA factor – 1) – Withdrawal Charge %)

In this example,		25,000 + 3,512 * ((0.9843 – 1) – 0.07)
	Gross Withdrawal Amount =	(1 + (0.9843 – 1) – 0.07)	= $27,013

Step 2: We then determine the portion of the partial withdrawal request that is subject to a Market Value Adjustment and withdrawal charges. We subtract from the Gross Withdrawal Amount calculated above ($27,013) the Free Withdrawal Amount of $3,512. The Free Withdrawal Amount is equal to the prior 12 months of interest earned. The Gross Withdrawal Amount subject to Market Value Adjustment and withdrawal charges in this case is $23,501.

Step 3: We next determine the amount of the Market Value Adjustment. In this example, the Guaranteed Margin we assume to be in effect for the Contract (0.43%) is lower than the Guaranteed Margin we assume to be offering for the remaining duration of the Term (0.71% for a new 3 year Term). The resulting Market Value Adjustment factor of 0.98433 would reduce the amount payable.

See below for MVA factor formula:

M issue is the Guaranteed Margin in effect for current Term

M withdrawal is the Guaranteed Margin offered on a Term equal to the number of months remaining in the current Term, as of the date the withdrawal request is processed. For purposes of this calculation, months remaining will be rounded up to the next nearest whole month

n is the number of whole months remaining in the current Term, rounded up to nearest whole month.

k is the adjustment factor.

We determine the amount of the Market Value Adjustment by multiplying the Gross Withdrawal Amount that is subject to a Market Value Adjustment ($23,501) by the Market Value Adjustment factor of 0.98433, which produces a result of $23,133. The amount of Market Value Adjustment is the difference between $23,133 and $23,501, or a negative $368.

Step 4: We next determine the amount of withdrawal charge. To do this, we multiply the Gross Withdrawal Amount that is subject to a withdrawal charge of $23,501 by the 7% withdrawal charge to produce a withdrawal charge of $1,645.

Step 5: Next apply the Market Value Adjustment and subtract the withdrawal charge from the Gross Withdrawal Amount. This results in a net amount payable of $25,000 ($27,013 - $368 - $1,645), assuming that no amount is withheld for taxes. The remaining Account Value is $79,799 ($27,013 was deducted) and the Contract remains in force.

Example 6: Request for Gross Partial Withdrawal with Cap

Contract issue date:	9/15/2010	Cap	0.0%
Premium	100,000	Floor	8.0%
Term Selected	5 year
Guaranteed Margin in effect for Current Term	0.43%
Gross Withdrawal occurs at the end of year 2	25,000
The Guaranteed Margin on a new 3-yr CPI-U MVA	0.71%
Adjustment factor	0.25%
Withdrawal Charge	7.00%

						Withdrawal
Date	Beginning of Year Account Value	CPI- U Percentage Change	Guaranteed Margin in Effect for Current Term	Indexed Crediting Rate	Interest Earned Over The Year	Gross Withdrawal (End Of Year)	MVA	Withdrawal Charge	Net Withdrawal (End Of Year)
9/15/2010	100,000		0.43%	3.30%	3,300
9/15/2011	103,300	8.20%	0.43%	8.00%	8,264	25,000	(262)	1,172	23,566
9/15/2012	86,564	3.99%	0.43%	4.42%	3,826
9/15/2013	90,390	7.84%	0.43%	8.00%	7,231
9/15/2014	97,621	4.28%	0.43%	4.71%	4,598
9/15/2015	102,219

Step 1: We first determine the portion of the partial withdrawal request that is subject to a Market Value Adjustment and withdrawal charges. For a ‘gross’ partial withdrawal request, the Free Withdrawal Amount of $8,264 is subtracted from the total amount of the request $25,000. The Free Withdrawal Amount is equal to the prior 12 months of interest earned, and in this case the interest earned is 8% because the 8% cap was reached. The Gross Withdrawal Amount subject to Market Value Adjustment and withdrawal charges in this case is $16,736.

Step 2: We next determine the amount of the Market Value Adjustment. In this example, the Guaranteed Margin we assume to be in effect for the Contract (0.43%) is lower than the Guaranteed Margin we assume to be offering for the remaining duration of the Term (0.71% for a new 3 year Term). The resulting Market Value Adjustment factor of 0.98433 would reduce the amount payable.

M issue is the Guaranteed Margin in effect for current Term

M withdrawal is the Guaranteed Margin offered on a Term equal to the number of months remaining in the current Term, as of the date the withdrawal request is processed. For purposes of this calculation, months remaining will be rounded up to the next nearest whole month

n is the number of whole months remaining in the current Term, rounded up to nearest whole month.

k is the adjustment factor.

We determine the amount of the Market Value Adjustment by multiplying the Gross Withdrawal Amount that is subject to a Market Value Adjustment ($16,736) by the Market Value Adjustment factor of 0.98433, which produces a result of $16,474. The amount of Market Value Adjustment is the difference between $16,474 and $16,736, or a negative $262.

Step 3: We next determine the amount of withdrawal charge. To do this, we multiply the Gross Withdrawal Amount that is subject to a withdrawal charge of $16,736 by the 7% withdrawal charge to produce a withdrawal charge of $1,172.

Step 4: Next apply the Market Value Adjustment and subtract the withdrawal charge from the Gross Withdrawal Amount. This results in a net amount payable of $23,566 ($25,000 - $262 - $1,172), assuming that no amount is withheld for taxes. The remaining Account Value is $86,564 ($25,000 was deducted) and the Contract remains in force.

Appendix C: Withdrawal Charge Schedule

APPLICABLE TO ACCOUNT VALUE DURING THE INITIAL TERM:

	CONTRACT/CERTIFICATE YEAR AT TIME OF WITHDRAWAL
TERM	1	2	3	4	5	6	7	8	9	10
1 Year	0%
2 Year	0%	0%
3 Year	8%	7%	6%
4 Year	8%	7%	6%	6%
5 Year	8%	7%	6%	6%	5%
6 Year	8%	7%	6%	6%	5%	5%
7 Year	8%	7%	6%	6%	5%	5%	4%
8 Year	8%	7%	6%	6%	5%	5%	4%	3%
9 Year	8%	7%	6%	6%	5%	5%	4%	3%	2%
10 Year	8%	7%	6%	6%	5%	5%	4%	3%	2%	1%

APPLICABLE TO ACCOUNT VALUE DURING ANY SUBSEQUENT TERM:

	NUMBER OF COMPLETE YEARS SINCE THE COMMENCEMENT OF THE SUBSEQUENT TERM AT THE TIME OF WITHDRAWAL
TERM	0	1	2	3	4	5	6	7	8	9
1 Year	0%
2 Year	0%	0%
3 Year	6%	5%	4%
4 Year	6%	5%	4%	4%
5 Year	6%	5%	4%	4%	3%
6 Year	6%	5%	4%	4%	3%	3%
7 Year	6%	5%	4%	4%	3%	3%	2%
8 Year	6%	5%	4%	4%	3%	3%	2%	1%
9 Year	6%	5%	4%	4%	3%	3%	2%	1%	0%
10 Year	6%	5%	4%	4%	3%	3%	2%	1%	0%	0%

C-1

Appendix D: Historical rates for CPI and S&P

Year over Year change in CPI-U and S&P 500 Indices since 1952

Using January values of each year

Month	CPI Index	CPI Index Year over Year % Change	S&P 500 Index	S&P 500 Index Year over Year % Change	Month	CPI Index	CPI Index Year over Year % Change	S&P 500 Index	S&P 500 Index Year over Year % Change
1/31/1952	26.50	0.38%	24.14	9.28%	1/31/1985	105.50	3.89%	179.63	17.90%
1/31/1953	26.60	1.13%	26.38	-1.14%	1/31/1986	109.60	1.46%	211.78	29.42%
1/31/1954	26.90	-0.74%	26.08	40.45%	1/31/1987	111.20	4.05%	274.08	-6.21%
1/31/1955	26.70	0.37%	36.63	19.63%	1/31/1988	115.70	4.67%	257.07	15.72%
1/31/1956	26.80	2.99%	43.82	2.05%	1/31/1989	121.10	5.20%	297.47	10.63%
1/31/1957	27.60	3.62%	44.72	-6.75%	1/31/1990	127.40	5.65%	329.08	4.51%
1/31/1958	28.60	1.40%	41.70	32.90%	1/31/1991	134.60	2.60%	343.93	18.86%
1/31/1959	29.00	1.03%	55.42	0.34%	1/31/1992	138.10	3.26%	408.79	7.34%
1/31/1960	29.30	1.71%	55.61	11.10%	1/31/1993	142.60	2.52%	438.78	9.76%
1/31/1961	29.80	0.67%	61.78	11.43%	1/31/1994	146.20	2.80%	481.61	-2.32%
1/31/1962	30.00	1.33%	68.84	-3.83%	1/31/1995	150.30	2.73%	470.42	35.20%
1/31/1963	30.40	1.64%	66.20	16.37%	1/31/1996	154.40	3.04%	636.02	23.61%
1/31/1964	30.90	0.97%	77.04	13.66%	1/31/1997	159.10	1.57%	786.16	24.69%
1/31/1965	31.20	1.92%	87.56	6.08%	1/31/1998	161.60	1.67%	980.28	30.54%
1/31/1966	31.80	3.46%	92.88	-6.75%	1/31/1999	164.30	2.74%	1279.64	8.97%
1/31/1967	32.90	3.65%	86.61	6.50%	1/31/2000	168.80	3.73%	1394.46	-2.04%
1/31/1968	34.10	4.40%	92.24	11.68%	1/31/2001	175.10	1.14%	1366.01	-17.26%
1/31/1969	35.60	6.18%	103.01	-17.46%	1/31/2002	177.10	2.60%	1130.20	-24.29%
1/31/1970	37.80	5.29%	85.02	12.77%	1/31/2003	181.70	1.93%	855.70	32.19%
1/31/1971	39.80	3.27%	95.88	8.41%	1/31/2004	185.20	2.97%	1131.13	4.43%
1/31/1972	41.10	3.65%	103.94	11.63%	1/31/2005	190.70	3.99%	1181.27	8.36%
1/31/1973	42.60	9.39%	116.03	-16.77%	1/31/2006	198.30	2.08%	1280.08	12.36%
1/31/1974	46.60	11.80%	96.57	-20.29%	1/31/2007	202.42	4.28%	1438.24	-4.15%
1/31/1975	52.10	6.72%	76.98	31.02%	1/31/2008	211.08	0.03%	1378.55	-40.09%
1/31/1976	55.60	5.22%	100.86	1.16%	1/31/2009	211.14	2.63%	825.88	30.03%
1/31/1977	58.50	6.84%	102.03	-12.53%	1/31/2010	216.69	1.63%	1073.87	19.76%
1/31/1978	62.50	9.28%	89.25	11.97%	1/31/2011	220.22	2.93%	1286.12	2.04%
1/31/1979	68.30	13.91%	99.93	14.24%	1/31/2012	226.67	1.59%	1312.41	14.15%
1/31/1980	77.80	11.83%	114.16	13.48%	1/31/2013	230.28	1.58%	1498.11	18.99%
1/31/1981	87.00	8.39%	129.55	-7.06%	1/31/2014	233.92	-0.09%	1782.59	11.92%
1/31/1982	94.30	3.71%	120.40	20.68%	1/31/2015	233.71	1.37%	1994.99	-2.74%
1/31/1983	97.80	4.19%	145.30	12.46%	1/31/2016	236.92	2.50%	1940.24	17.45%
1/31/1984	101.90	3.53%	163.41	9.93%	1/31/2017	242.84		2278.87

The US Consumer Price Index - All Urban Consumers (CPI-U) - is compiled monthly by the U.S. Bureau of Labor Statistics

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Appendix E: State Premium Taxes

Premium taxes vary according to the state and are subject to change. In many jurisdictions there is no tax at all. For current information, a tax professional should be consulted.

	TAX RATE
STATE[1]	QUALIFIED CONTRACTS	NONQUALIFIED CONTRACTS
CALIFORNIA	0.50%	2.35%
MAINE[2]	0.00%	2.00%
NEVADA	0.00%	3.50%
PUERTO RICO	1.00%	1.00%
SOUTH DAKOTA[2]	0.00%	1.25%[3]
TEXAS[4]	0.04%	0.04%
WEST VIRGINIA	1.00%	1.00%
WYOMING	0.00%	1.00%

[1]	Based on the state of residence at the time the tax is assessed.
[2]	Premium tax paid upon receipt of Purchase Payment (no tax at annuitization if tax paid on Purchase Payment at issue).
[3]	0.08% on Purchase Payments in excess of $500,000.
[4]	Referred to as a “maintenance” tax.

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